EXHIBIT 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
EXECUTION VERSION
AMENDMENT NO. 4 TO
MASTER REPURCHASE AGREEMENT

This Amendment No. 4 (this “Amendment”), dated as of October 26, 2023, amends that certain Master Repurchase Agreement, dated as of September 25, 2020 (as amended by Amendment No. 1 to Master Repurchase Agreement, dated as of September 24, 2021, Amendment No. 2 to Master Repurchase Agreement, dated as of March 31, 2022, Amendment No. 3 to Master Repurchase Agreement, dated as of July 21, 2023, and as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Repurchase Agreement”), between Barclays Bank PLC, as buyer (“Buyer”) and Rocket Mortgage, LLC (formerly known as Quicken Loans, LLC), as seller (“Seller”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Repurchase Agreement.

WHEREAS, Seller provided written notice to Buyer that, effective on or about July 31, 2021, the Seller shall change its legal name from “Quicken Loans, LLC”, a Michigan limited liability company to “Rocket Mortgage, LLC”, a Michigan limited liability company; and
WHEREAS, the parties hereto desire to amend the Repurchase Agreement as described below.
NOW, THEREFORE, pursuant to the provisions of the Repurchase Agreement concerning modification and amendment thereof, and in consideration of the amendments, agreements and other provisions herein contained and of certain other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed between Buyer and Seller as follows:
Section 1.Amendments. Effective as October 26, 2023, the Repurchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in Exhibit A hereto.
Section 2.Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including, without limitation, the Upfront Commitment Fee (as defined in the Pricing Side Letter) and all reasonable fees and out of pocket costs and expenses of the legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 22(b) of the Repurchase Agreement.
Section 3.Effectiveness of Amendment. The parties hereto agree that this Amendment shall not be effective until the execution and delivery of (i) this Amendment by the parties hereto and (ii) Amendment No. 4 to Master Repurchase Agreement Pricing Side Letter, dated as of October 26, 2023, between Buyer and Seller.
Section 4.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Repurchase Agreement shall remain in full force and effect and all such provisions shall apply equally to the terms and conditions set forth herein. After this Amendment becomes effective, all references in the Repurchase Agreement (or in any other document relating to the Loans) to “this Agreement,” “hereof,” “herein” or words of similar effect referring to such Repurchase Agreement shall be deemed to be references to such

065037.0000232 EMF_US 85995288v3
1

Repurchase Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Repurchase Agreement other than as set forth herein.
Section 5.Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.
Section 6.Section Headings. The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Repurchase Agreement or any provision hereof or thereof.
Section 7.Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof (i) it is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof and (ii) no Default or Event of Default has occurred and is continuing under the Program Documents.
Section 8.GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 9.Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested. The parties agree that this Amendment, any addendum, exhibit or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with E-Sign, UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service with appropriate document access tracking, electronic signature tracking and document retention as may be reasonably chosen by a signatory hereto, including but not limited to DocuSign.
[Signature Pages to Follow]
2

IN WITNESS WHEREOF, each undersigned party has caused this Amendment to be duly executed by one of its officers thereunto duly authorized as of the date and year first above written.

BARCLAYS BANK PLC, as Buyer

By: /s/ Grace Park
Name: Grace Park
Title: Managing Director

Signature Page to Amendment No. 4 to Barclays-Rocket Mortgage Master Repurchase Agreement

ROCKET MORTGAGE, LLC,
as Seller

By: /s/ Brian Brown
Name: Brian Brown
Title: Treasurer

Signature Page to Amendment No. 4 to Barclays-Rocket Mortgage Master Repurchase Agreement

EXHIBIT A

EXECUTION COPY
CONFORMED THROUGH AMENDMENT NO. ~~3,~~4
DATED AS ~~JULY 21~~OF NOVEMBER 1, 2023

MASTER REPURCHASE AGREEMENT Dated as of September 25, 2020 Between: BARCLAYS BANK PLC, as Buyer, and ROCKET MORTGAGE, LLC as Seller

~~065037.0000232 DMS 300027826v23~~

TABLE OF CONTENTS
1.    APPLICABILITY    1
2.    DEFINITIONS AND ACCOUNTING MATTERS    1
3.    THE TRANSACTIONS    27
4.    PAYMENTS; COMPUTATION    31
5.    TAXES; TAX TREATMENT    32
6.    MARGIN MAINTENANCE    33
7.    INCOME PAYMENTS    34
8.    BENCHMARK REPLACEMENT    34
9.    SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT    35
10.    CONDITIONS PRECEDENT    38
11.    RELEASE OF PURCHASED ASSETS    42
12.    RELIANCE    43
13.    REPRESENTATIONS AND WARRANTIES    43
14.    COVENANTS OF SELLER    ~~48~~47
15.    REPURCHASE DATE PAYMENTS    ~~54~~53
16.    REPURCHASE OF PURCHASED ASSETS    54
17.    SUBSTITUTION    ~~55~~54
18.    EVENTS OF DEFAULT    ~~55~~54
19.    REMEDIES    ~~58~~57
20.    DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE    ~~61~~60
21.    NOTICES AND OTHER COMMUNICATIONS    ~~61~~60
22.    USE OF EMPLOYEE PLAN ASSETS    ~~63~~62
23.    INDEMNIFICATION AND EXPENSES.    ~~63~~62
24.    WAIVER OF DEFICIENCY RIGHTS    64
25.    REIMBURSEMENT    64
26.    FURTHER ASSURANCES    ~~65~~64
27.    TERMINATION    ~~65~~64
28.    SEVERABILITY    ~~65~~64
29.    BINDING EFFECT; GOVERNING LAW    65
30.    AMENDMENTS    65
31.    SUCCESSORS AND ASSIGNS    ~~66~~65
32.    CAPTIONS    ~~66~~65
33.    COUNTERPARTS    ~~66~~65
34.    SUBMISSION TO JURISDICTION; WAIVERS    ~~66~~65
35.    WAIVER OF JURY TRIAL    ~~67~~66
36.    ACKNOWLEDGEMENTS    ~~67~~66
37.    HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.    ~~67~~66
38.    ASSIGNMENTS.    ~~68~~67
39.    SINGLE AGREEMENT    ~~69~~68
40.    INTENT    69
41.    CONFIDENTIALITY    70
42.    SERVICING    ~~72~~71
43.    PERIODIC DUE DILIGENCE REVIEW    ~~74~~73
44.    SET-OFF    74
45.    ENTIRE AGREEMENT    ~~75~~74
46.    USA PATRIOT ACT; SANCTIONS AND ANTI-TERRORISM    ~~75~~74
47.    CONTRACTUAL RECOGNITION OF BAIL-IN    ~~76~~75
48.    CONTRACTUAL RECOGNITION OF UK STAY IN RESOLUTION    ~~76~~75
49.    NOTICE REGARDING CLIENT MONEY RULES.    76

i

SCHEDULES
SCHEDULE 1        Representations and Warranties re: Loans
SCHEDULE 2        Subsidiaries
SCHEDULE 12(c)    Litigation
SCHEDULE 13(i)    Related Party Transactions

EXHIBITS
EXHIBIT A        Form of Quarterly Certification
EXHIBIT B        Form of Instruction Letter
EXHIBIT C        Buyer’s Wire Instructions
EXHIBIT D        Form of Security Release Certification

ii

MASTER REPURCHASE AGREEMENT, dated as of September 25, 2020, between Rocket Mortgage, LLC (formerly known as Quicken Loans, LLC), a Michigan limited liability company (the “Seller”), and Barclays Bank PLC, a public limited company formed under the laws of England and Wales (“Buyer”).
1.APPLICABILITY
Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, from time to time enter into transactions in which the Seller sells to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to the Seller Purchased Assets by a date certain, against the transfer of funds by the Seller; provided, that the aggregate Outstanding Purchase Price shall not exceed, as of any date of determination, the Maximum Aggregate Purchase Price. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.
2.DEFINITIONS AND ACCOUNTING MATTERS
(a)Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), or any successor rule or regulation, including all applicable official staff commentary.

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans, as applicable, of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with applicable Agency servicing practices and procedures for Agency mortgage backed securities pool mortgages, as defined in the Agency Guidelines including future updates.
“Account Bank” shall mean JPMorgan Chase Bank, N.A.
“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the immediately prior calendar month beginning with the first calendar day of such month to and including the last calendar day of such month; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date and provided further that the last Accrual Period shall end on the Termination Date.

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the Seller’s financial statements less the sum of the following (without duplication): (a) the book value of all investments in non-consolidated subsidiaries, and (b) any other assets of the Seller and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.
“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.
“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agency” shall mean Fannie Mae, Ginnie Mae or Freddie Mac, as the context may require.
“Agency Approval” shall have the meaning provided in Section 14(aa).
“Agency Audit” shall mean any Agency, HUD, FHA, VA or RHS audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency, HUD, FHA, VA or RHS).
“Agency Eligible Loan” shall mean a Loan that is (i) originated in compliance with the applicable Agency Guidelines (other than for exceptions to the Agency Guidelines provided by the applicable Agency to Seller and is eligible for sale to or securitization by (or guaranty of securitization by)) an Agency or (ii) (a) an FHA Loan; (b) a VA Loan; (c) an RHS Loan, or (d) otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.

“Agency Guidelines” shall mean the Ginnie Mae Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations, the VA Regulations and/or the Rural Housing Service Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae, Freddie Mac, FHA, VA or RHS, as applicable.
“Agency Security” shall mean a mortgage-backed security issued or guaranteed by an Agency.
“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Exhibit A to the Custodial and Disbursement Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Agent” shall mean Barclays, as agent hereunder.
“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time.
“ALTA” shall mean the American Land Title Association.
“Alternative Rate” means a per annum rate based on an index that is a commercially reasonable substitute for the then-current Benchmark, as determined by Buyer.
“Anti-Money Laundering Laws” shall have the meaning provided in Section 13(ee) hereof.
“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
“Applicable Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Appraised Value” shall mean, with respect to any Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a Loan the proceeds of which are not used for the purchase of the Mortgaged Property, such value shall be based solely on the appraisal made in connection with the origination of such Loan.
“Approvals” shall mean, with respect to the Seller, the approvals granted by the applicable Agency, FHA, VA, RHS or HUD, as applicable, designating the Seller as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, an FHA-approved mortgagee, a VA-approved lender, an RHS lender, an RHS servicer, a Fannie Mae-approved seller/servicer or a Freddie Mac-approved seller/servicer, as applicable, in good standing to the extent necessary for Seller to conduct its business in all material respects as it is then being conducted.
“Approved Title Insurance Company” shall mean a title insurance company as to which Buyer has not otherwise provided written notice to Seller that such title insurance company is not reasonably satisfactory to Buyer; provided, however, that Seller shall provide a list of Approved Title Insurance Companies at the reasonable request of Buyer.
“Asset Base” shall have the meaning assigned thereto in the Pricing Side Letter.
“Assignment and Acceptance” shall have the meaning provided in Section 38(a).
“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.
“ATR Rules”: means the “ability to repay” rules specified in the federal Truth-in-Lending Act as amended pursuant to rulemaking authority provided under the federal Dodd-Frank Act which require lenders to make a reasonable, good-faith determination that a Mortgagor has an ability to repay the loan as determined by the following eight (8) underwriting factors: (i) current or reasonably expected income or assets (other than the value of the property that secures the loan) that the Mortgagor will rely on to repay the loan, (ii) current employment status (if the originator relies on employment income when assessing the Mortgagor’s ability to repay), (iii) monthly mortgage payment for the loan, (iv) monthly payment on any simultaneous loans secured by the same property, (v) monthly payments for property taxes and required insurance, and certain other costs related to the property such as homeowners association fees or ground rent, (vi) debts, alimony, and child-support obligations, (vii) monthly debt-to-income ratio or residual income, calculated using the total of all of the mortgage and nonmortgage obligations listed above, as a ratio of gross monthly income and (viii) credit history.
“Authoritative Copy” shall mean with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.
“Bail-In Action” means the exercise by the Bank of England (or any successor resolution authority) of any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period and together with any power to terminate and value transactions) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the European Banking Recovery and Resolution Directive as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which Buyer’s obligations (or those of Buyer’s affiliates) can be reduced (including to zero), canceled or converted into shares, other securities, or other obligations of Buyer or any other person.
“Bankruptcy Code” shall mean Title 11 of the United States Code, Section 101 et seq., as amended from time to time.
“Barclays” shall mean Barclays Bank PLC.
“BCI” shall mean Barclays Capital Inc.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark pursuant to Section 8.
“Benchmark Replacement” means the sum of:

(1)the alternate benchmark rate that has been selected by Agent giving due consideration to
a.any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or
b.any evolving or then-prevailing market convention for determining a rate of interest for Dollar-denominated syndicated or bilateral credit facilities; and
(2)the Benchmark Replacement Adjustment.
provided that, if at any time, the Benchmark Replacement as so determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and any other Program Documents.
    “Benchmark Replacement Adjustment” means, for each applicable Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to the factors set forth in clauses (1)(a) and (1)(b) in the definition of Benchmark Replacement.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of seller requests for repurchase, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the date on which a Benchmark Replacement becomes effective pursuant to Section 8.
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all applicable tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenor of such Benchmark, (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored or that such Benchmark is or will not be in compliance or aligned with the International Organization of Securities Commissions Principals for Financial Benchmarks, (c) Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark, or (d) Agent determines in its sole discretion that the adoption of any Change in Law or in the interpretation or application thereof shall make it unlawful for Buyer to accrue Price Differential based on such Benchmark.
“Business Day” means (A) any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York, Michigan or Delaware, the City of New York or the State of California are required to be closed, or (iii) a day on which trading in securities on the New

York Stock Exchange or any other major securities exchange in the United States is not conducted, and (B) with respect to any calculation of Term SOFR, a U.S. Government Securities Business Day.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) 70% of the unencumbered marketable securities in Seller’s accounts (or the account of Seller’s Affiliates), or (i) the aggregate amount of unused capacity available (taking into account applicable haircuts) under committed and uncommitted mortgage loan and mortgage-backed securities warehouse and servicing and servicer advance facilities, or lines of credit collateralized by mortgage or mortgage servicing rights assets for which the seller or borrower thereunder has adequate eligible collateral pledged or to pledge thereunder, or under unsecured lines of credit available to Seller.
“CEMA Consolidated Note” shall mean the original executed consolidated promissory note or other evidence of the consolidated indebtedness of a mortgagor/borrower with respect to a CEMA Loan and a Consolidation, Extension and Modification Agreement.
“CEMA Loan” shall mean a Loan originated in connection with a refinancing subject to a Consolidation, Extension and Modification Agreement and with respect to which the related Mortgaged Property is located in the State of New York.
“Change of Control” shall mean, with respect to the Seller, the acquisition by any other Person, or two or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of the Seller at any time if after giving effect to such acquisition Rocket Companies, Inc. ceases to own, directly or indirectly, at least fifty-one percent (51%) of the voting power of Seller’s outstanding equity interests.
“Change in Law” means (a) the adoption of any Requirement of Law, rule or regulation after the date of this Agreement, (b) any change in any Requirement of Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to Buyer (which may be a title company or its agent, escrow company, attorney or other closing agent in accordance with local law and practice in the jurisdiction where the related Wet-Ink Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of Seller. Unless Buyer notifies Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by Seller shall be deemed satisfactory; provided, that each of Title Source, Inc. and its Subsidiaries shall be deemed satisfactory to Buyer while it is an Affiliate of Seller and eligible to act as a closing agent under applicable Agency Guidelines, and provided further that Buyer shall instruct Custodian that no funds shall be transferred to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to Seller that such Closing Agent is unsatisfactory, and provided, further, that the Market Value shall be deemed to be zero with respect to each Loan, for so long as such Loan is a Wet-Ink Loan, as to which the proceeds of such Loan were wired to a Closing Agent with respect to which Buyer has notified Seller at least five (5) Business Days before funds are transferred to the account of such Closing Agent that such Closing Agent is not satisfactory.
“Closing Date” shall mean September 25, 2020.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the following account at the Account Bank established by the Seller for the benefit of Buyer, “Rocket Mortgage, LLC as Trustee/Bailee for Barclays Bank PLC - P&I account – Account [***]”.
“Collection Account Control Agreement” shall mean the blocked account control agreement dated as of September 25, 2020, among Buyer, the Seller and the Account Bank, in form and substance acceptable to Buyer to be entered into with respect to the Collection Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Combined LTV” means the ratio of (i) the sum of (a) the outstanding principal balance of a Second Lien Loan on the origination date and (b) the outstanding principal balance of any other Loan with respect to the same Mortgaged Property on the origination date to (ii) the Appraised Value of the related Mortgaged Property.
“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.
“Consolidation, Extension and Modification Agreement” shall mean the original executed consolidation, extension and modification agreement executed by a mortgagor/borrower in connection with a CEMA Loan.
“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
“Control” shall mean with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” shall mean with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial and Disbursement Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial and Disbursement Agreement.
“Controller” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.
“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Cooperative Loan” shall mean a Loan that is secured by a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
“Cooperative Loan Documents” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Cooperative Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Loan.
“Cooperative Project” shall mean all real property owned by a Cooperative Corporation including the land, separate dwelling units and all common elements.
“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
“Cooperative Unit” shall mean a specific unit in a Cooperative Project.
“Costs” shall have the meaning provided in Section 23(a) hereof.
“COVID-19 Pandemic” means the global pandemic caused by the COVID-19 coronavirus, which commenced in December of 2019.
“COVID Responsive Change” means any change in applicable law, Agency Guidelines, Accepted Servicing Practices, or Underwriting Guidelines that occurs in response to the COVID-19 Pandemic, whether temporary or permanent, and including but not limited to the Coronavirus Aid, Relief, and Economic Security Act and responsive actions taken by any Agency or Governmental Authority relating thereto.
“Custodial and Disbursement Agreement” shall mean the Custodial and Disbursement Agreement, dated as of the date hereof, between the Seller, Buyer, Disbursement Agent and Custodian as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Custodial Loan Transmission” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Custodian” shall mean Deutsche Bank National Trust Company, or its successors and permitted assigns, or such other custodian as may be mutually agreed to by Buyer and Seller.
“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.
“Delegatee” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
“Disbursement Agent” means Deutsche Bank National Trust Company and its successors and permitted assigns, or such other entity as mutually agreed upon by Buyer and Seller.
“Document Deficient Loan” shall mean any closed Loan for which the Custodian has not received a complete Mortgage File from the Seller.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 43 hereof with respect to any or all of the Loans or the Seller or related parties, as desired by Buyer from time to time.
“eCommerce Laws” shall mean E-SIGN, UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Economic and Trade Sanctions and Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 10(a) have been satisfied.
“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” shall mean with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.
“Electronic Security Failure” shall mean as such term is defined in the Custodial and Disbursement Agreement.
“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, the Seller, MERSCORP Holdings, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.
“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
“Eligible Loan” shall mean a Loan (i) as to which the representations and warranties in Section 13(t) and 13(u) and Schedule 1 of this Agreement are true and correct in all material respects, (ii) that was originated in all material respects in accordance with the applicable Underwriting Guidelines or Agency Guidelines and (iii) contains all required Loan Documents without Exceptions unless otherwise waived electronically or in writing by Buyer. Except as otherwise permitted in the Pricing Side Letter, no Loan shall be an Eligible Loan:
1.    that Buyer determines, in its good faith, reasonable discretion is not eligible for sale in the secondary market or for securitization without unreasonable credit enhancement;
2.    as to which the related Mortgage File has been released from the possession of the Custodian under Section 5 of the Custodial and Disbursement Agreement to the Seller or its bailee for a period in excess of [***];
3.    as to which the related Mortgage File has been released from the possession of the Custodian under Section 5(a) of the Custodial and Disbursement Agreement under any Transmittal Letter in excess of the longer of [***] and the time period stated in such Transmittal Letter for release;

4.    in respect of which (a) the related Mortgaged Property is the subject of a foreclosure proceeding or (b) the related Note has been extinguished under relevant state law in connection with a judgment of foreclosure or foreclosure sale or otherwise;
5.    if (a) the related Note or the related Mortgage is not genuine or is not the legal, valid, binding and enforceable obligation of the maker thereof, subject to no right of rescission, set-off, counterclaim or defense, or (b) such Mortgage, is not a valid, subsisting, enforceable and perfected Lien on the Mortgaged Property;
6.    in respect of which the related Mortgagor is the subject of a bankruptcy proceeding;
7.    if such Loan is [***] or more days past due;
8.    if the Purchase Price of such Loan, when added to the aggregate Outstanding Purchase Price of all Purchased Assets that are then subject to Transactions, causes the aggregate Outstanding Purchase Price of all Purchased Assets that are then subject to a Transaction to exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the aggregate Asset Base of all Purchased Assets and all Eligible Loans proposed to be sold in such Transaction;
9.    if such Loan is a Wet-Ink Loan and the Purchase Price of such Wet-Ink Loan when added to the aggregate Outstanding Purchase Price of all other Wet-Ink Loans that are then subject to outstanding Transactions hereunder, exceeds at any time [***] of the Maximum Aggregate Purchase Price;
10.    if such Loan is secured by real property improved by manufactured housing;
11.    if such Loan is a FHA § 203(k) Loan or an RHS Loan and the Purchase Price of such FHA § 203(d) Loan or RHS Loan when added to the aggregate Outstanding Purchase Price of all other FHA § 203(k) Loans and RHS Loans that are then subject to outstanding Transactions hereunder, exceeds at any time [***];
12.    if such Loan is a CEMA Loan and the Purchase Price of such CEMA Loan when added to the aggregate Outstanding Purchase Price of all other CEMA Loans that are then subject to outstanding Transactions hereunder, exceeds at any time [***];
13.    if such Loan is an eMortgage Loan;
14.    if such Loan is a Jumbo Loan and the Purchase Price of such Jumbo Loan when added to the aggregate Outstanding Purchase Price of all other Jumbo Loans that are then subject to outstanding Transactions hereunder, exceeds at any time 15% of the Maximum Aggregate Purchase Price;
15.    if such a Loan is a Second Lien Loan and the Purchase Price of such Second Lien Loan when added to the aggregate Outstanding Purchase Price of all other Second Lien Loans that are then subject to outstanding Transactions hereunder, exceeds at any time [***] of the Maximum Aggregate Purchase Price;
16.    if such Loan has exceeded its Maximum Age Since Origination;

17.    if such Loan is a Document Deficient Loan (unless it is a Wet-Ink Loan) or
18.    if such Loan was issued to a Foreign National.
“eMortgage Loan” shall mean a Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” shall mean, with respect to any eMortgage Loan, the electronically created and stored Note that is a Transferable Record.
“EO13224” shall have the meaning provided in Section 13(dd) hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b) or (c) of the Code (or Section 414) (m) or (o) of the Code for purposes of Section 412 of the Code) of which the Seller is a member.
“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.
“E-SIGN” shall mean the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.
“eNote Replacement Failure” shall have the meaning set forth in the Custodial and Disbursement Agreement.
“eVault” shall have the meaning assigned to it in the Custodial and Disbursement Agreement.
“Event of Default” shall have the meaning provided in Section 18 hereof.
“Exception” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Exception Report” shall mean the report of Exceptions included as part of the Custodial Loan Transmission.
“Fannie Mae” shall mean the Federal National Mortgage Association or any successor thereto.
“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.
“Fannie Mae Mortgage Loan” shall mean an Eligible Loan that is in compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.
“Fannie Mae Program” shall mean the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

“FCA” shall mean the United Kingdom Financial Conduct Authority.
“FDIA” shall have the meaning provided in Section 40(c) hereof.
“FDICIA” shall have the meaning provided in Section 40(d) hereof.
“FEMA” shall mean the Federal Emergency Management Agency.
“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA §203(k) Loan” shall mean a closed-end first lien FHA Loan with the following characteristics:
    (a)    a portion of the proceeds of which will be used for the purpose of rehabilitating or repairing the related single family property;
    (b)    which satisfies the definition of “rehabilitation loan” under 24 C.F.R. 203.50(a); and
    (c)    the payment of which is insured by the FHA under the National Housing Act or with respect to which a commitment for such insurance has been issued by the FHA.
“FHA Act” shall mean the Federal Housing Administration Act.
“FHA Loan” shall mean a Loan that is eligible to be the subject of an FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 213, 221(d), 222, and 235 of the FHA Act and provided by the FHA.
“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA to insure a Loan.
“FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“Final Repurchase Date” shall mean any Repurchase Date on which the applicable Purchased Asset does not become subject to a Rollover Transaction.
“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.
“Floor” shall have the meaning assigned thereto in the Pricing Side Letter.
“Foreign Buyer” shall have the meaning set forth in Section 5(c) hereof.
“Foreign National” shall mean any Mortgagor who is not (i) formed, organized or incorporated in, or a citizen of, the United States of America, (ii) a resident alien of the United States of America or (iii) a non-resident alien of the United States of America.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, and its successors in interest.
“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such guide may hereafter from time to time be amended.
“Freddie Mac Mortgage Loan” shall mean an Eligible Loan that is in compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.
“Freddie Mac Program” shall mean the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.
“Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
“Ginnie Mae Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide, as such guide may hereafter from time to time be amended.
“Ginnie Mae Mortgage Loan” shall mean an Eligible Loan that is in compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide.
“Ginnie Mae Program” shall mean the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.
“Ginnie Mae Security” means a modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.
“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the parties.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be the amount of the corresponding liability shown on such Person’s consolidated balance sheet calculated in accordance with GAAP as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“H.15 (519)” means the weekly statistical release designated as such at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“HARP Loan” shall mean a Loan that is eligible (including pursuant to exceptions or variances provided to Seller) for sale to, or securitization by, Fannie Mae or Freddie Mac that are (a) refinance mortgage loans originated pursuant to Fannie Mae’s Home Affordable Refinance Program as announced in Fannie Mae Announcement SEL-2011-12, as set forth in subsequent Announcements, FAQs, Selling Guide updates and Servicing Guide updates issued by Fannie Mae in connection with such program (“HARP 2.0”), or (b) refinance mortgage loans originated pursuant to HARP 2.0 as it applies to the Refi Plus option applicable to “same servicers”, as amended by the applicable variances delivered by Fannie Mae to Rocket Mortgage or (c) refinance mortgage loans originated pursuant to Freddie Mac’s Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time) and referred to by Freddie Mac as a “Relief Refinance Mortgage”.

“Hash Value” shall mean with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Loan or its portfolio of Loans because of changes in interest rates or in the market value of mortgage loan assets.

“High Cost Loan” shall mean a Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees); or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“HUD” shall mean the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

“IBA” shall mean the ICE Benchmark Administration.

“Income” shall mean, with respect to any Purchased Asset at any time until such Loan is repurchased by Seller in accordance with the terms of this Agreement, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.
“Incremental Purchase Price” has the meaning assigned thereto in Section 3(i) hereof.
“Incremental Purchase Price Request” has the meaning assigned thereto in Section 3(i) hereof.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, provided that, for purposes of this definition, the following shall not be included as “Indebtedness”: loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, liabilities associated with Seller’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Arrangements, obligations related to treasury management, brokerage or trading-related arrangements, or transactions for the sale and/or repurchase of Loans, or transactions related to the financing of recoverable servicing advances.
“Indemnified Party” shall have the meaning provided in Section 23(a) hereof.
“Instruction Letter” shall mean a letter agreement between the Seller and each Subservicer substantially in the form of Exhibit B attached hereto.
“Insured Closing Letter” shall mean, with respect to any Wet-Ink Loan that becomes subject to a Transaction, a letter of indemnification (which may be in the form of an insured closing letter, closing protection letter, or similar authorization letter) from an Approved Title Insurance Company, in any jurisdiction where such letters are permitted under applicable law and regulation, addressed to Seller or other applicable Qualified Originator, which is fully assignable to Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of April 4, 2012, by and among the Buyer, the Seller, One Reverse Mortgage, LLC, Credit Suisse First Boston Mortgage Capital LLC, UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York, JP Morgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Citibank N.A., Morgan Stanley Bank, N.A., Jefferies Funding LLC, and Morgan Stanley Mortgage Capital Holdings LLC, as amended, restated, modified or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time, and, as the context requires, the Joint Account Control Agreement and the Joint Securities Account Control Agreement.
“Interest Period” shall mean (a) for the purpose of the calculation of the first Price Differential Payment Amount, the period commencing on the Closing Date and ending on the last calendar day of the month in which the Closing Date occurs and (b) for the purpose of the calculation of each subsequent Price Differential Payment Amount, the period commencing on the first calendar day of the month immediately preceding such date and ending on the last calendar day of the month immediately preceding such date.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“IRS” shall have the meaning set forth in Section 5(c) hereof.

“Joint Account Control Agreement” shall mean the Joint Account Control Agreement, dated as of April 4, 2012, among the Buyer, the Seller, One Reverse Mortgage, LLC, Credit Suisse First Boston Mortgage Capital LLC, UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York, JP Morgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Citibank N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Jefferies Funding LLC, and Deutsche Bank National Trust Company, as paying agent, as amended, restated, modified or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time.
“Joint Securities Account Control Agreement” shall mean the Joint Securities Account Control Agreement, dated as of April 4, 2012, among the Buyer, the Seller, Credit Suisse First Boston Mortgage Capital LLC, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, JPMorgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Jefferies Funding LLC, One Reverse Mortgage, LLC, Citibank N.A., and Deutsche Bank National Trust Company, as securities intermediary, as amended, restated, modified or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time.
“Jumbo Loan” shall mean an Eligible Loan that (i) has an original principal balance which exceeds Agency Guidelines for maximum general conventional loan amount, (ii) conforms with all requirements of the Underwriting Guidelines and (iii) has the benefit of the safe harbor from liability under the ATR Rules or a rebuttable presumption for such liability.
“Jumbo Loan Underwriting Guidelines” shall mean the written underwriting guidelines of Seller that govern the underwriting and program operations of each Jumbo Loan, which underwriting guidelines have been provided to Buyer and approved by Buyer prior to the applicable Purchase Date of any related Jumbo Loan, and any supplement, overlay, amendment or modification to such approved underwriting guidelines that have been approved by Buyer prior to the applicable Purchase Date of any related Jumbo Loan.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Loan” shall mean a First Lien or Second Lien mortgage loan together with the Servicing Rights thereon, which the Custodian has been instructed to hold the related Mortgage File for Buyer pursuant to the Custodial and Disbursement Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage.
“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan, including any Cooperative Loan Documents.
“Loan Schedule” shall mean a list in electronic format setting forth as to each Eligible Loan the fields mutually agreed to by Buyer and Seller, any other information reasonably required by Buyer and any other additional applicable information to be provided in the Loan Schedule pursuant to the Custodial and Disbursement Agreement.
“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the Appraised Value of the related Mortgaged Property at origination of such Loan.
“Location” shall mean with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.
“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.
“Market Value” shall mean, with respect to any Purchased Asset as of any date of determination, the whole loan servicing released fair market value of such Purchased Asset on such date as determined in good faith by Buyer in its sole discretion, based on the pricing that Buyer (or an Affiliate thereof) uses for comparable mortgage loans and comparable mortgage loan sellers, taking into account such factors as Buyer deems appropriate, including, without limitation, the fair market value of any Agency Eligible Loans that may be sold in their entirety to an Agency or to other purchaser of Agency Eligible Loans under circumstances in which a seller is in default under the similar warehouse facilities and other available objective indications of value to the extent deemed by Buyer to be reliable and applicable to the related Purchased Asset and the Seller. Buyer’s good faith determination of Market Value will be conclusive and binding on the parties absent manifest error.
“Master Netting Agreement” means that certain Amended and Restated Global Netting and Security Agreement, dated as of July 21, 2023, among Buyer, Seller and certain Affiliates and Subsidiaries of Buyer, as the same shall be amended, supplemented or otherwise modified from time to time.
“Master Servicer Field” means, with respect to an eNote, the field entitled, “Master Servicer” in the MERS eRegistry.
“Material Adverse Effect” shall mean a material adverse change in Seller’s consolidated financial condition or business operations or Property, or other event which adversely affects the Seller’s ability to perform under the Program Documents to which it is a party or satisfy, in all material respects, its obligations, representations, warranties and covenants under the Program Documents to which it is a party, taken as a whole.
“Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.
“Maximum Age Since Origination” shall have the meaning assigned thereto in the Pricing Side Letter.
“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.
“Maximum Leverage Ratio” shall have the meaning assigned thereto in the Pricing Side Letter.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.
“MERS Identification Number” shall mean the number permanently assigned to each MERS Loan.
“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note.
“MERS System” shall mean the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.
“Minimum Adjusted Tangible Net Worth” shall have the meaning assigned to such term in the Pricing Side Letter.
“Minimum Liquidity Amount” shall have the meaning assigned to such term in the Pricing Side Letter.

“Modified Loan” shall mean an Eligible Loan that (a) is insured by the FHA or the RHS or guaranteed by the VA, (b) (1) was purchased out of a Ginnie Mae Security or from a third-party whole loan investor solely as a result of modifications to such Eligible Loan, or (2) was purchased out of a Ginnie Mae Security or from a third-party whole loan investor as a result of delinquent mortgage payments, but, without any loan modifications, subsequently became reperforming and (c) is a Ginnie Mae Mortgage Loan.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.
“Moody’s” shall mean Moody’s Investors Service, Inc. or its successors in interest.
“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien or Second Lien, as applicable, on the fee simple or leasehold estate in such real property, which secures the Note.
“Mortgage File” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.
“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing repayment of the debt evidenced by a Note or, in the case of any Cooperative Loan, the Cooperative Shares and the Proprietary Lease.
“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.
“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“MSFTA” means that certain Master Securities Forward Transaction Agreement, dated as of October 14, 2011, by and between Barclays Capital Inc. and the Seller, as further amended by that certain Form of Amendment to Master Securities Forward Transaction Agreement to Conform with FINRA 4210, dated as of January 29, 2018, as such agreement may be amended, modified or supplemented from time to time.
“MRA Minimum Transfer Amount” shall have the meaning assigned thereto in Section 6(b) hereof.
“Net Forward Delivery Amount” has the meaning assigned thereto in the MSFTA.
“Net Forward Return Amount” has the meaning assigned thereto in the MSFTA.
“Net Income” shall mean, for any period, the net income of the applicable Person for such period as determined in accordance with GAAP.
“Note” shall mean, with respect to any Loan, the related promissory note, together with all riders thereto and amendments thereof or other evidence of such indebtedness of the related Mortgagor. For the avoidance of doubt, with respect to any Loan which is a CEMA Loan, the “Note” with respect to such Loan shall be the CEMA Consolidated Note.
“Obligations” shall mean (a) the Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of the Seller to Buyer, its Affiliates, or the Custodian arising under, or in connection with, the Program Documents, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program

Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of the Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) the Seller’s indemnity obligations to Buyer pursuant to the Program Documents.
“OFAC” shall have the meaning provided in Section 13(dd) hereof.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, assignment, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document.
“Outstanding Purchase Price” means, for any Purchased Asset, as of any date of determination, the Purchase Price thereof, as reduced by any amount thereof repaid to the Purchaser pursuant to the terms of the Agreement and as increased by any Incremental Purchase Price related to such Purchased Asset.
“Parent Company” means a corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 400(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.
“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to [***], plus the Pricing Rate otherwise applicable to such Loan.
“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by the Seller to Buyer with respect to such Transaction).
“Price Differential Payment Amount” shall have the meaning provided in Section 4(c) hereof.
“Pricing Rate” shall, as of any date of determination, be an amount equal to the sum of (i) the greater of (a) the Benchmark and (b) the Floor plus (ii) the Applicable Margin. The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date.
“Pricing Side Letter” shall mean the most recently executed pricing side letter, between the Seller and Buyer referencing this Agreement and setting forth the pricing terms and certain additional terms with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth.
“Program Documents” shall mean this Agreement, the Custodial and Disbursement Agreement, any Servicing Agreement, the Pricing Side Letter, any Instruction Letter, the Intercreditor Agreement, the Joint Securities Account Control Agreement, the Joint Account Control Agreement, the Electronic Tracking Agreement, the Collection Account Control Agreement, the Master Netting Agreement and any other agreement entered into by the Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.
“Prohibited Person” shall have the meaning provided in Section 13(dd) hereof.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or Seller in such Cooperative Unit.
“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by the Seller to Buyer hereunder.
“Purchase Price” shall mean the price at which Purchased Assets are transferred by the Seller to Buyer in a Transaction, which shall be equal to the product of (i) the Applicable Percentage and (ii) the lesser of (A) the outstanding principal amount of the related Purchased Assets and (B) the Market Value of the related Purchased Assets.
“Purchased Assets” shall mean any of the following assets sold by the Seller to Buyer in a Transaction on a servicing-released basis: the Loans purchased by Buyer on the related Purchase Date, together with the related Servicing Records, the related Servicing Rights (which were sold by the Seller and purchased by Buyer on the related Purchase Date), and with respect to each Loan, Seller’s rights under any Insured Closing Letter, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time shall also include Substitute Assets delivered pursuant to Section 17 hereof.
“Purchased Items” shall have the meaning assigned thereto in Section 9(a) hereof.
“QM Rule” shall mean 12 CFR 1026.43(d) or (e), or any successor rule or regulation, including all applicable official staff commentary.
“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each applicable state in which Mortgaged Property it insures is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac, if required, and which is approved by Buyer.
“Qualified Mortgage” shall mean a Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
“Qualified Originator” shall mean an originator of Loans which is acceptable under the Agency Guidelines.
“Reacquired Assets” shall have the meaning assigned thereto in Section 17.
“Recognition Agreement” shall mean, with respect to a Cooperative Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Asset.
“Register” shall have the meaning provided in Section 38(d) hereof.
“Related Security” shall have the meaning assigned thereto in Section 9(a) hereof.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Assets subject to a Transaction from Buyer which shall be the earliest of (i) the 12th day of the month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) the Termination Date, (iii) the date set forth in the applicable Confirmation, (iv) any date determined by application of the provisions of Section 3(f) or Section 19, or (v) at the conclusion of the Maximum Age Since Origination for any Eligible Loan purchased hereunder.
“Repurchase Price” shall mean the sum of (i) the price at which Purchased Assets are to be transferred from Buyer to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Outstanding Purchase Price for such Purchased Assets and (ii) the outstanding Price Differential as of such date of determination.
“Required Delivery Item” shall have the meaning assigned thereto in Section 3(a) hereof.
“Required Delivery Time” shall have the meaning assigned thereto in Section 3(a) hereof.
“Required Purchase Time” shall have the meaning assigned thereto in Section 3(c) hereof.
“Required Recipient” shall have the meaning assigned thereto in Section 3(a) hereof.
“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.
“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such matter.
“RHS Loan” shall mean a Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Loan is subject to a Rural Housing Service Guaranty commitment and eligible for delivery to an Agency for sale or inclusion in a mortgage backed securities loan pool.
“Rollover Transaction” shall have the meaning assigned thereto in Section 3(g) hereof.
“Rural Housing Service” or “RHS” shall mean the Rural Housing Service of the U.S. Department of Agriculture or any successor.

“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.
“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.
“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.
“S&P” shall mean S&P Global Ratings or any successor in interest.
“Sanctions Lists” has the mean ascribed to it in Section 46.
“Second Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second priority lien on the Mortgaged Property.
“Second Lien Loan” shall mean a Loan that is secured by a Second Lien.
“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Loan to the related Mortgagor within thirty (30) days after the date on which such Loan is sold or assigned to such creditor.
“Security” shall mean a fully-modified pass-through mortgage-backed security, including a participation certificate, that is (i) (a) guaranteed by Ginnie Mae or (b) issued by Fannie Mae or Freddie Mac and (ii) backed or collateralized by, or representing an interest in, a pool of Loans.
“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.
“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit D attached hereto.
“Seller Termination” shall have the meaning assigned thereto in Section 3(h) hereof.
“Servicer” shall mean the Seller in its capacity as servicer or master servicer of such Loans or such other servicer as mutually acceptable to Buyer and the Seller.
“Servicing Agent” shall mean with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.
“Servicing Agreement” shall have the meaning provided in Section 42(e) hereof.
“Servicing File” shall mean with respect to each Loan, the file retained by the Seller (in its capacity as Servicer) consisting of all documents that a prudent servicer would have, including copies of all documents necessary to service the Loans.
“Servicing Records” shall have the meaning assigned thereto in Section 42(b) hereof.
“Servicing Rights” shall mean contractual, possessory or other rights of the Seller or any other Person, whether arising under the Servicing Agreement, the Custodial and Disbursement Agreement or otherwise, to administer or service a Purchased Asset or to possess related Servicing Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format transmission acceptable to the parties containing the information mutually agreed to by Buyer and Seller.
“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Loan is being originated.
“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source identified by the SOFR Administrator from time to time.
“SOFR Administrator” means the Federal Reserve Bank of New York, as administrator of SOFR (or a successor administrator).
“Subservicer” shall have the meaning provided in Section 42(e) hereof.
“Subservicer Field” means, with respect to an eNote, the field entitled “Subservicer” in the MERS eRegistry.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Substitute Assets” shall have the meaning assigned thereto in Section 17.
“Takeout Commitment” shall mean, with respect to any Loan, (i) a commitment issued by a Takeout Investor in favor of the Seller pursuant to which such Takeout Investor agrees to purchase such Loan or a Security at a specific price on a forward delivery basis, (ii) an assignable commitment (where available) issued by an Agency in favor of the Seller pursuant to which such Agency, as applicable, agrees to (a) purchase such Loan at a specific or formula price on a forward delivery basis or (b) swap, exchange or sell one or more identified Loans with an Agency for a Security, and (iii) an assignable commitment (where available) issued by a Takeout Investor in favor of the Seller pursuant to which the Takeout Investor, as applicable, agrees to purchase a Security from Seller.
“Takeout Investor” shall mean a third party which has agreed to purchase Loans or Securities pursuant to a Takeout Commitment.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, with respect to any date of determination, the forward-looking term rate based on SOFR, for a corresponding tenor of one month, as of two (2) Business Days prior to the first day of the corresponding Accrual Period containing such date of determination, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any such date Term SOFR has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such determination date.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator of a forward-looking term rate based on SOFR rate approved by Buyer in its sole discretion.
“Termination Date” shall mean the earliest of (i) the Maturity Date, (ii) a Seller Termination, (iii) at the option of Buyer, the date determined by application of Section 19, or (iv) such date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
“Transaction” shall have the meaning assigned thereto in Section 1.
“Transaction Notice” shall mean a written or electronic request by the Seller delivered to Buyer to enter into a Transaction hereunder, which may be delivered electronically in the form of a Loan Schedule.
“Transfer” shall have the meaning provided in Section 14(m) hereof.
“Transfer of Control” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer Field or Subservicer Field of such eNote.
“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“Trust Receipt” shall have the meaning provided in the Custodial and Disbursement Agreement.
“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.
“Unauthorized Master Servicer or Subservicer Modification” means, with respect to an eNote, an unauthorized Transfer of Location, an unauthorized Transfer of Servicing or an unauthorized change in any other information, status or data, including, without limitation, a change of the Master Servicer Field or Subservicer Field with respect to such eNote on the MERS eRegistry, initiated by the Seller, any Servicer or a vendor of either of them, in each case in contravention of the terms of this Agreement; provided that the Location status of such eNote may be transferred pursuant to (i) a Bailee Letter, (ii) a Request for Release of Documents or (iii) Agent’s written request or instruction.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Underwriting Guidelines” shall mean any underwriting guidelines (in addition to the Agency Guidelines or the Jumbo Loan Underwriting Guidelines, as applicable) of the Seller applicable to the Loans, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial

Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Upfront Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.
“USC” shall mean the United States Code, as amended.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the U.S. Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan” a Loan that is eligible to be the subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement.
“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Serviceman’s Readjustment Act, as amended.
“Wet-Aged Report” shall have the meaning assigned thereto in Section 3(a)(ii) hereof.
“Wet-Ink Loan” shall mean a Loan that is closed in part, either directly or indirectly, with the Purchase Price paid by Buyer for such Loan and for which Custodian has not yet received a complete Mortgage File. A Loan shall cease to be a Wet-Ink Loan on the date on which Buyer has received a Loan Schedule and Exception Report from Custodian with respect to such Loan confirming that Custodian has physical possession of the related Mortgage File (as defined in the Custodial and Disbursement Agreement) and that there are no Exceptions (as defined in the Custodial and Disbursement Agreement) with respect to such Loan.
“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Loan is the Purchased Asset. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Loan ceases to be a Wet-Ink Loan (in accordance with the definition thereof).
(b)Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements, certificates, and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.
(c)Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission, electronic mail and any means of reproducing words in a tangible and visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means

“including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.
This Agreement is the result of negotiations between, and has been reviewed by counsel to, Buyer and the Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3.THE TRANSACTIONS
(a)~~(d)~~ Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount, and may in its sole discretion, with respect to the Uncommitted Amount, from time to time, enter into Transactions with an aggregate Purchase Price for all Purchased Assets acquired by Buyer and subject to outstanding Transactions at any one time not to exceed the Maximum Aggregate Purchase Price. Notwithstanding anything contained herein to the contrary, Buyer shall have the obligation to enter into Transactions with an aggregate Outstanding Purchase Price of up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount; provided that Buyer shall provide Seller with at least ten (10) Business Days’ prior written notice before exercising its discretion to cease entering into Transactions with Seller for all or any portion of the Uncommitted Amount. Unless otherwise agreed to between Buyer and the Seller in writing, all purchases of Eligible Loans subject to outstanding Transactions at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Buyer shall not have the right, however, to terminate any Transactions with respect to the Uncommitted Amount after the Purchase Date until the related Repurchase Date. Unless otherwise agreed, with respect to any Loan other than a Wet-Ink Loan, the Seller shall request that Buyer enter into a Transaction with respect to any Purchased Asset by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Loans	(i) a Transaction Notice, appropriately completed, and (ii) a Loan Schedule	No later than 11:00 a.m. (Eastern Time) on the Business Day of the requested Purchase Date	Buyer	No later than 4:30 p.m. (Eastern Time) on the requested Purchase Date
	(i) a Loan Schedule and (ii) the Mortgage File for each Loan proposed to be included in such Transaction	No later than 2:00 p.m. (Eastern Time) on the Business Day of the requested Purchase Date	Custodian
In addition to the foregoing, with respect to each eNote the Seller shall cause (on or prior to 11:00 a.m. (Eastern time) on the requested Purchase Date), (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Agent, (iii) the Location status of the related eNote to be transferred to Custodian, and (iv) the Delegatee status of the related eNote to be transferred to Custodian, in each case using MERS eDelivery and the MERS eRegistry.
Each Transaction Notice shall include a Loan Schedule. Buyer will confirm the terms of such Transaction, including the proposed Purchase Date, Purchase Price and Pricing Rate, by sending to the Seller, in electronic or other format, a “Confirmation”, no later than 12:30 p.m. on the requested Purchase Date, which will be confirmed electronically (by email or otherwise) by Seller prior to Buyer entering into such Transaction. Any such Transaction Notice and the related Confirmation, together with this Agreement, shall constitute conclusive evidence, absent manifest error, of the terms agreed to between Buyer and the Seller with respect to the

Transaction to which the Transaction Notice and Confirmation, if any, relates. By entering in to a Transaction with Buyer, the Seller consents to the terms set forth in any related Confirmation.
(b)~~(e)~~ Pursuant to the Custodial and Disbursement Agreement, the Custodian shall review the applicable documents in the applicable Mortgage Files delivered prior to 2:00 p.m. (Eastern Time) by the Seller on any Business Day on the same day. Not later than 3:00 p.m. (Eastern Time) on each Business Day, the Custodian shall deliver to Buyer, via Electronic Transmission acceptable to Buyer, the Custodial Loan Transmission showing the status of all Loans then held by the Custodian, including but not limited to an Exception Report showing all Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 7(a) of the Custodial and Disbursement Agreement. In addition, in accordance with the Custodial and Disbursement Agreement the Custodian shall deliver to Buyer upon the initial Transaction, a Trust Receipt with a Custodial Loan Transmission attached thereto. Each Custodial Loan Transmission subsequently delivered by the Custodian to Buyer shall supersede and cancel the Custodial Loan Transmission previously delivered by the Custodian to Buyer under the Custodial and Disbursement Agreement, and shall replace the Custodial Loan Transmission that is then appended to the Trust Receipt and shall control and be binding upon Buyer, Seller, and the Custodian. The Trust Receipt shall be delivered in accordance with the terms of the Custodial and Disbursement Agreement.
(c)~~(f)~~ Upon the Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall with respect to the Committed Amount and may, with respect to the Uncommitted Amount, assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and 10(b) have been met, and provided no Default shall have occurred and be continuing, not later than the required time on the requested Purchase Date set forth in the table above (the “Required Purchase Time”) purchase the Eligible Loans included in the related Transaction Notice by transferring, via wire transfer (pursuant to wire transfer instructions provided by the Seller on or prior to such Purchase Date) in immediately available funds, the Purchase Price. The Seller acknowledges and agrees that the Purchase Price paid in connection with any Purchased Asset that is purchased in any Transaction includes a premium allocable to the portion of such Purchased Asset that constitutes the related Servicing Rights. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to this Agreement within the meaning of section 101(47)(A)(v) of the Bankruptcy Code. For the avoidance of doubt, the Buyer may or may not enter into any Transaction with respect to the Uncommitted Amount in its sole discretion.
(d)~~(g)~~ With respect to any request for a Wet-Ink Transaction, the provisions of this Section 3(d) shall be applicable.
(i)Unless otherwise agreed, Seller shall request that Buyer enter into a Wet-Ink Transaction with respect to any Purchased Asset that is a Wet-Ink Loan by delivering to Buyer a Transaction Notice, appropriately completed, and to Buyer and Custodian a Loan Schedule by 4:00 p.m. Eastern Time on the Business Day of the requested Purchase Date.
(ii)On the requested Purchase Date for a Wet-Ink Transaction, Seller may deliver to Buyer with a copy to Custodian, no more than five (5) transmissions. The latest transmission must be received by Buyer no later than 4:00 p.m. Eastern time, on such Purchase Date. Such Transaction Notice shall specify the requested Purchase Date.
(iii)Seller shall deliver (or cause to be delivered) and release to Custodian the Mortgage File pertaining to each such Wet-Ink Loan subject to the requested Transaction on or before the date that is ten (10) Business Days following the applicable Purchase Date in accordance with the terms and conditions of the Custodial and Disbursement Agreement. Subject to the terms of the Custodial and Disbursement Agreement, on the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m., Eastern time, pursuant to the Custodial and Disbursement Agreement, Custodian shall deliver to Buyer and Seller by email a schedule listing each Wet-Ink Loan subject to a Transaction with respect to which the complete Mortgage File has not been received by Custodian (the “Wet-Aged Report”). Buyer may confirm that the information in the Wet-Aged Report is consistent with the information provided to Buyer pursuant to Section 3(d)(i).
(iv)Upon Seller’s request for a Transaction pursuant to Section 3(d)(i), Buyer shall (with respect to the Committed Amount) and may (with respect to the Uncommitted Amount), upon satisfaction of all conditions precedent set forth in this Section 3 and in Sections 10(a) and 10(b), and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with Seller on the requested Purchase Date, in the amount so requested.
(v)Subject to this Section 3 and Sections 10(a) and 10(b), such Purchase Price will then be made available by Custodian transferring at the direction of Buyer, via wire transfer, the amount of such Purchase Price from the account of Buyer maintained with Custodian to the account of the designated Closing Agent pursuant to disbursement instructions provided by Seller on the electronic system maintained by Custodian; provided, however, that (i) Buyer has been provided such disbursement instructions and shall not have rejected, in its reasonable discretion, any wiring location, (ii) Custodian shall not, in any event, (A) transfer funds to Seller or any Affiliate of Seller (other than Title Source, Inc. or one of its Subsidiaries in its capacity as Closing Agent) or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Loan. Upon notice from the Closing Agent to Seller that the related Wet-Ink Loan was not originated, the Wet-Ink Loan shall be removed from the list of Eligible Loans and the Closing Agent shall immediately return the funds via wire transfer to the account of Buyer maintained with Custodian. Seller shall notify Buyer if a Wet-Ink Loan was not originated and has been removed from the list of Eligible Loans.
(e)~~(h)~~ If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the Effective Date shall make it unlawful, as determined by Agent in its sole discretion, for Buyer to effect or continue Transactions as contemplated by this Agreement, (i) any commitment of Buyer hereunder to enter into new Transactions shall be terminated, (ii) the Pricing Rate shall be converted automatically to the Alternative Rate on the last day of the then current Accrual Period or within such earlier period as may be required by Requirements of Law, and (iii) if required by such adoption or change, the Maturity Date shall be deemed to have occurred.
(f)~~(i)~~ The Seller shall repurchase, and Buyer shall sell, Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset). Upon receipt of the Repurchase Price in full therefor and provided that no Default or Event of Default shall have occurred and be continuing, Buyer is obligated to deliver (or cause its designee to deliver) physical possession of the Purchased Assets to Seller or its designee on the related Repurchase Date. Upon such transfer of the Loans back to Seller, ownership of each Loan, including each document in the related Mortgage File and Records, is vested in Seller. Notwithstanding the foregoing, if such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify the Seller of the amount thereof and the Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 3(f). Notwithstanding anything herein to the contrary, Seller shall have the right to repurchase any or all of the Purchased Assets at any time upon one (1) Business Days’ prior notice to Buyer, without incurring breakage fees.
(g)~~(j)~~ Provided that no Event of Default shall have occurred, unless Buyer is notified to the contrary not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date, on each Repurchase Date of a Purchased Asset, such Purchased Asset shall automatically become subject to a new Transaction (each a “Rollover Transaction”). In such event of a Rollover Transaction, the related Repurchase Date on which such Transaction becomes subject to a Rollover Transaction shall become the “Purchase Date” for such Rollover Transaction (except with respect to representations and warranties in Schedule 1 that are specifically made as of the Purchase Date, in which case the original Purchase Date shall remain the applicable date for purposes of such representations and warranties).
(h)~~(k)~~ On any Repurchase Date, the Seller may, without cause and for any reason whatsoever, terminate this Agreement and effectuate a repurchase of all Purchased Assets then subject to Transactions at the related aggregate Repurchase Price (a “Seller Termination”); provided that Seller shall (i) exercise such termination rights in good faith, and (ii) remit the Repurchase Price for such Purchased Assets and satisfy all other outstanding Obligations within one (1) Business Day of such Repurchase Date. The Seller hereby acknowledges and agrees that upon the occurrence of a Seller Termination, the Seller shall not be entitled to repayment or reimbursement of any fees, costs or expenses paid by the Seller to Buyer under this Agreement or any other Program Document, unless otherwise expressly provided for under this Agreement.
(i)~~(l)~~ To the extent that the Asset Base for any Purchased Mortgage Loan is greater than the Outstanding Purchase Price for such Purchased Mortgage Loan, Seller may request (an “Incremental Purchase Price Request”) that Buyer transfer an additional purchase price amount less than or equal to the positive difference between the Asset Base and the Outstanding Purchase Price for such Purchased Mortgage Loan (each such additional purchase price amount, an “Incremental Purchase Price”). Each Incremental Purchase Price Request and Buyer’s transfer of the applicable Incremental Purchase Price shall constitute a Transaction under this Agreement and will be subject to all conditions precedent and other terms required to be satisfied prior to execution of each such Transaction under this Agreement.
4.PAYMENTS; COMPUTATION
(a)~~(m)~~ Payments. Except to the extent otherwise provided herein, all payments to be made by the Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer in accordance with the wire instructions set forth on Exhibit C hereto, not later than 2:00 p.m., Eastern Time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
(b)~~(n)~~ Prepayment. Seller may remit to Buyer funds up to the then Outstanding Purchase Price to be applied as of the date such funds are received by Buyer towards the aggregate Outstanding Purchase Price of Purchased Assets subject to outstanding Transactions on a pro rata basis or as otherwise designated by the Seller. The Price Differential shall be applied, and shall accrue on the Purchase Price then outstanding, after such application of such funds as provided in the preceding sentence, subject to paragraph (ii) below. Buyer shall credit the entire amount of such prepayment to the Outstanding Purchase Price and not to any accrued Price Differential if such prepayment of Repurchase Price is made by Seller on a day other than the Termination Date.
(c)~~(o)~~ Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d)~~(p)~~ Price Differential Payment Amount. Seller hereby promises to pay to Buyer, Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Final Repurchase Date of such Transaction; provided, that in no event shall the Pricing Rate used to calculate the Price Differential exceed the maximum rate permitted by law. Accrued and unpaid Price Differential on each Transaction shall be payable monthly on the sixth (6th) Business Day of each month and for the last month of this Agreement on the Termination Date. On a calendar monthly basis and on the Termination Date, Buyer shall determine the total accrued and unpaid Price Differential (the “Price Differential Payment Amount”) during the preceding calendar month for all Purchased Assets subject to all outstanding Transactions during such period (or with respect to the initial period, from the Effective Date through the end of the calendar month in which the Effective Date occurs, and with respect to the Termination Date, during the period from the date through which the last Price Differential Payment Amount calculation was made to the Termination Date). Buyer shall provide written notice to Seller after the end of the applicable calendar month or the Termination Date, as applicable, of the Price Differential Payment Amount and of its calculation of such Price Differential Payment Amount. Following such written notice from Buyer, Seller shall have five (5) Business Days to review Buyer’s calculation of the Price Differential Payment Amount. On the sixth (6th) Business Day following Buyer’s written notice of its calculation of the Price Differential Payment Amount, Seller shall pay the Price Differential Payment Amount to Buyer. All payments shall be made to Buyer in Dollars, in immediately available funds.
5.TAXES; TAX TREATMENT
(e)~~(q)~~ Except as otherwise required by law, all payments made by the Seller to Buyer or a Buyer assignee (or participant) under this Agreement or under any Program Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, all of which shall be paid by the Seller for its own account not later than the date when due. If the Seller is required by law or regulation to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable to Buyer or Buyer assignee, the Seller shall: (i) make such deduction or withholding; (ii) pay the full amount so deducted or withheld to the appropriate Governmental Authority in accordance with the requirements of the applicable law or regulation not later than the date when due; (iii) deliver to Buyer or Buyer assignee, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes or Other Taxes; and (iv) pay to Buyer or Buyer assignee such additional amounts, other than such amounts for income taxes, branch profit taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer or any Buyer assignee or participant is organized or of its applicable lending office, or any political subdivision thereof, as may be necessary so that after making all required deductions and withholdings (including deductions and withholding applicable to additional sums payable under this Section 5), such Buyer or Buyer assignee or participant receives, free and clear of all Taxes and Other Taxes, an amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.
(f)~~(r)~~ The Seller agrees to indemnify Buyer or any Buyer assignee (or participant), promptly on reasonable demand, for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes and Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, in each case, other than such amounts for income taxes, branch profit taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer or any Buyer assignee or participant is organized or of its applicable lending office, or any political subdivision thereof, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(g)~~(s)~~ To the extent Buyer or Buyer assignee or participant is not organized under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”), such Foreign Buyer (or assignee or participant), if legally permitted to do so, shall provide the Seller whichever of the following is applicable: (I) in the case of such Foreign Buyer or Foreign Buyer assignee or participant claiming the benefits of an income tax treaty to which the United States is a party, a properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E or any successor form prescribed by the IRS, certifying that such Foreign Buyer, assignee or participant is entitled to a zero percent or reduced rate of U.S. federal income withholding tax on payments made hereunder or (II) a properly completed IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Each Foreign Buyer or Foreign Buyer assignee or participant will deliver the appropriate IRS form on or prior to the date on which such person becomes a Foreign Buyer or Foreign Buyer assignee or participant under this Agreement. Each Foreign Buyer or Foreign Buyer assignee or participant further agrees that upon learning that the information on any tax form or certification it previously delivered is inaccurate or incorrect in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so. For any period with respect to which a Foreign Buyer or Foreign Buyer assignee or participant has failed to provide the Seller with the appropriate form or other relevant document as required by this Section 5(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer or Foreign Buyer assignee or participant shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer or Foreign Buyer assignee or participant, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Buyer or Foreign Buyer assignee or participant shall reasonably request to assist such Foreign Buyer or Foreign Buyer assignee or participant to recover such Taxes.
(h)~~(t)~~ Without prejudice to the survival or any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 5 shall survive the termination of this Agreement and any assignment of rights by, or the replacement of, Buyer or a Buyer assignee or participant, and the repayment, satisfaction or discharge of all obligations under any Program Document. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.
(i)~~(u)~~ Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, and relevant state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
6.MARGIN MAINTENANCE
(a)~~(v)~~ Agent shall have the right to determine the Market Value of any Purchased Asset on a daily basis in its good faith sole discretion consistent with its valuation practices for similar loans being sold by sellers similar to Seller; provided, however, that the Seller may request that the Buyer provide reasonable detail regarding its determination of Market Value, as well as to demonstrate that such Market Value has been determined in accordance with the definition thereof.
(b)~~(w)~~ If at any time the Agent determines that the aggregate Asset Base of all Purchased Assets and all Eligible Loans proposed to be sold in such Transaction is less than the aggregate Outstanding Purchase Price of all Purchased Assets for all such Transactions (such excess, a “Margin Deficit”), then subject to the last sentence of this paragraph, Buyer may, by notice to Seller (a “Margin Call”), require Seller to transfer to Buyer cash or Substitute Assets approved by Buyer in its sole discretion in an amount sufficient to cure such Margin Deficit. If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer the required amount of cash or Substitute Assets to Buyer no later than 5:00 p.m. (New York City time) on the date that is the same Business Days after Seller’s receipt of such Margin Call. In the event Buyer delivers a Margin Call to a Seller after 10:00 a.m. (New York City time) on any Business Day, Seller will be required to transfer the required amount of cash or Substitute Assets no later than 5:00 p.m. (New York City time) on the date that is the next Business Days after Seller’s receipt of such Margin Call. Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and be continuing, Buyer shall not require the Seller to satisfy a Margin Call and no Margin Call shall be required to be made unless the Margin Deficit in the aggregate under the Program Documents shall equal or exceed [***] (such amount, the “MRA Minimum Transfer Amount”), as determined by Buyer in its reasonable, good faith discretion.
(c)~~(x)~~ Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
(d)~~(y)~~ Any cash transferred to Buyer pursuant to Section 6(b) above will be applied to the repayment of the Repurchase Price of outstanding Transactions pursuant to Section 4(a)(i) and any Substitute Assets will be deemed to be Purchased Assets.
7.INCOME PAYMENTS
(a)~~(z)~~ Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, such Income shall be the property of Buyer. The Seller shall (i) segregate all Income collected by or on behalf of the Seller on account of the Purchased Assets and shall hold such Income in trust for the benefit of Buyer that is clearly marked as such in the Seller’s records and (ii) deposit all Income with respect to each Purchased Asset after the related Purchase Date and before the related Repurchase Date into the Collection Account within three (3) Business Days of receipt. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, neither Seller nor any Person acting on its behalf (as a servicer or otherwise) shall have an obligation to deposit any amounts into the Collection Account; provided that any Income received by the Seller while the related Transaction is outstanding shall be deemed to be held by the Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date.
(b)~~(aa)~~ Notwithstanding anything to the contrary set forth herein, upon receipt by Seller of any prepayment of principal in full with respect to a Purchased Asset, Seller shall (i) provide prompt written notice to Buyer of such prepayment, and (ii) remit such amount to Buyer and Buyer shall apply such amount received by Buyer plus accrued interest on such amount against the Repurchase Price of such Purchased Asset pursuant to Sections 4(a)(i) and 6(d) but not on a pro rata basis.

8.BENCHMARK REPLACEMENT
(a)~~(bb)~~ Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Agent to the Buyer and the Seller without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document, so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Buyer. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Seller may revoke any request for a Transaction to be made or continued that would bear interest by reference to such then-current Benchmark until the Seller’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark.
(b)~~(cc)~~ In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)~~(dd)~~ The Agent will promptly notify the Seller and the Buyer of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes.
(d)~~(ee)~~ Any determination, decision or election that may be made by the Agent or Buyer pursuant to this Section 8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.

9.SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
(a)~~(ff)~~ On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all rights and interests in the Purchased Items (as defined below) identified on the related Loan Schedule. The Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than for accounting and tax purposes) and not loans from Buyer to the Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum characterizes the Transactions hereunder as other than sales, and as security for the Seller’s performance of all of its Obligations, and in any event, the Seller hereby grants Buyer a fully perfected first priority security interest in all of the Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired, until the related Purchased Assets are repurchased by the Seller:
(i)all Purchased Assets, including all related cash and Substitute Assets provided pursuant to Section 6 and held by or under the control of Buyer, identified on a Transaction Notice or related Loan Schedule delivered by the Seller to Buyer and the Custodian from time to time;
(ii)any Agency Security or right to receive such Agency Security when issued in each case only to the extent specifically backed by any of the Purchased Assets;
(iii)the Program Documents (to the extent such Program Documents and Seller’s rights thereunder relate to the Purchased Assets);
(iv)any other collateral pledged to secure, or otherwise specifically relating to, such Purchased Assets, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto;
(v)the related Records, the related Servicing Records, and the related Servicing Rights relating to such Purchased Assets;
(vi)all rights of the Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the related Mortgage File or Servicing File;
(vii)all rights of the Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the related Mortgage File or Servicing File;
(viii)the Collection Account and all Income relating to such Purchased Assets;
(ix)all mortgage guaranties and insurance (including FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and any related Rural Housing Service Guarantees (if any)) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets and all claims and payments thereunder and all rights of the Seller to receive from any third party or to take delivery of any of the foregoing;
(x)all interests in real property collateralizing any Purchased Assets;

(xi)all other insurance policies and insurance proceeds relating to any Purchased Assets or the related Mortgaged Property and all rights of the Seller to receive from any third party or to take delivery of any of the foregoing;
(xii)any purchase agreements or other agreements, contracts or Takeout Commitments to the extent specifically related to Purchased Assets subject to a Transaction (including the rights to receive the related takeout price and the portion of the Security related to Purchased Assets subject to a Transaction as evidenced by such Takeout Commitments) to the extent relating to or constituting any or all of the foregoing and all rights to receive copies of documentation relating thereto;
(xiii)all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, all to the extent specifically relating to or constituting any or all of the foregoing; and
(xiv)any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).
The Seller acknowledges that it has no rights to the Servicing Rights related to the Purchased Assets, until the related Purchased Assets are repurchased by the Seller. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that the Seller is deemed to retain any residual Servicing Rights, the Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, the Seller, in its capacity as Servicer, further grants, assigns and pledges to Buyer a first priority security interest in and to all documentation and rights to receive documentation related to the Servicing Rights and the servicing of each of the Purchased Assets, and all Income related to the Purchased Assets received by the Seller, in its capacity as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Security”). The Related Security is hereby pledged as further security for the Seller’s Obligations to Buyer hereunder. The foregoing provisions are intended to constitute a security agreement, securities contract or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
The Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest the Seller may have in the Purchased Assets and any other collateral granted by the Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.
(b)~~(gg)~~ At any time and from time to time, upon the written request of Buyer, and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. The Seller also hereby authorizes Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.
(c)~~(hh)~~ Seller shall not (i) change its name or corporate structure (or the equivalent), or (ii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given

Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.
(d)~~(ii)~~ The Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of protecting, preserving and realizing upon the Purchased Items, carrying out the terms of this Agreement, taking any and all appropriate action and executing any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Purchased Items, accomplishing the purposes of this Agreement, and filing such financing statement or statements relating to the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, the Seller hereby gives Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:
(i)in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;
(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;
(iii)(A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters on behalf of the Seller and any applicable Servicer and Section 404 Notices; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Seller might do.
The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition to the foregoing, Seller agrees to execute a Power of Attorney to be delivered on the date hereof. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder.

The Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 18 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.
(e)~~(jj)~~ The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
(f)~~(kk)~~ If the Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Seller to Buyer on demand and shall constitute Obligations.
(g)~~(ll)~~ All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.
10.CONDITIONS PRECEDENT
(a)~~(mm)~~ As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):
(i)Program Documents. The Program Documents duly executed and delivered by the Seller thereto and being in full force and effect, free of any modification, breach or waiver.
(ii)Organizational Documents. A good standing certificate and certified copies of the limited liability company agreement (or equivalent documents) of the Seller, in each case, dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and resolutions or other corporate authority for the Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by the Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller, as the context may require to the contrary).
(iii)Incumbency Certificate. An incumbency certificate of the secretary of the Seller certifying the names, true signatures and titles of the Seller’s respective representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;
(iv)Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items and Related Security, subject to no Liens other than those created hereunder and under the Intercreditor Agreement, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) Uniform Commercial Code lien searches, dated as of a recent date, in no event more than thirty (30) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to the Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.
(v)Fees and Expenses. Buyer shall have received all fees and expenses required to be paid by the Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.
(vi)Financial Statements. Buyer shall have received the financial statements referenced in Section 14(a).
(vii)Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by the Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.
(viii)Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by the Seller as of such initial Purchase Date with Section 14(s) hereof.
(ix)Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request, including the Trust Receipt.
(x)Collection Account. Evidence of the establishment of the Collection Account.
(xi)Opinions. An opinion of Seller’s counsel as to such matters as Buyer may reasonably request (including, without limitation, with respect to Buyer’s perfected security interest in the Purchased Assets, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act to Seller, an opinion that this Agreement constitutes a “repurchase agreement”, a “securities contract” and a “master netting agreement” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Sections 546(e), 546(f), and 546(j) of the Bankruptcy Code, each in form and substance acceptable to Buyer).
(b)~~(nn)~~ The obligation of Buyer to enter into each Transaction with respect to the Committed Amount pursuant to this Agreement (including the initial Transaction) is subject to the further conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof. The Buyer has no obligation to enter into any Transaction on account of the Uncommitted Amount, however, to the extent Buyer elects to do so, such Transaction is subject to the conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:
(i)No Default or Event of Default shall have occurred and be continuing.
(ii)Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by the Seller in Section 13 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 13(t), Section 13(u), and Schedule 1 hereof, solely with respect to Loans which have not been repurchased by the Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iii)The aggregate Outstanding Purchase Price for all Purchased Assets when added to the Purchase Price for the proposed Transaction shall not exceed the Maximum Aggregate Purchase Price. If the Transaction is with respect to the Committed Amount, the aggregate Outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Committed Amount, when added to the Purchase Price for the requested Transaction with respect to the Committed Amount, shall not exceed the Committed Amount as of such date. If the Transaction is with respect to the Uncommitted Amount, the aggregate Outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Uncommitted Amount, when added to the Purchase Price for the requested Transaction with respect to the Uncommitted Amount, shall not exceed the Uncommitted Amount as of such date.
(iv)Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 43 hereof, in the event of outstanding due diligence issues or breaches of any Loan-level representations or warranties with respect to the Loans subject to such Transaction, Buyer shall have completed its Due Diligence Review of the Mortgage File for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.
(v)Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:
(A)The Transaction Notice and Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(a);
(B)a Custodial Loan Transmission with respect to such Purchased Assets, that is then appended to the Trust Receipt; and
(C)None of the Loans that are proposed to be sold shall be serviced by a Servicer (which is not the Seller hereunder) without Buyer’s prior consent and Buyer’s receipt of an Instruction Letter in the form attached hereto as Exhibit B executed by the Seller and such Servicer, together with a completed Schedule 1 thereto and the related Servicing Agreement, or, if an Instruction Letter executed by such Servicer shall have been delivered to Buyer in connection with a prior Transaction, the Seller shall instead deliver to such Servicer and Buyer an updated Schedule 1 thereto.
(vi)reserved.
(vii)None of the following shall have occurred and be continuing:
(A)an event or events resulting in the inability of Buyer to finance its purchases of residential mortgage assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or
(B)any other event beyond the control of Buyer which Buyer reasonably determines would likely result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.
provided that (x) Buyer shall not invoke subclause (A) or subclause (B) with respect to the Seller unless the Buyer generally invokes similar clauses contained in other similar agreements between Buyer and other persons that are similar to the Seller in terms of Seller’s Adjusted Tangible Net Worth, and involving substantially similar assets and (y) Buyer shall base its decision to invoke subclause (A) and/or subclause (B) on factors it deems relevant in its good faith discretion, which may include its assessment of objective factors ascertainable by it in the market; moreover, Buyer shall use commercially reasonable efforts to notify Seller, which notification may be in writing or oral in the sole discretion of Buyer, of its exercise of the rights under this provision, together with its rationale for taking such action.
(viii)Buyer shall have determined that all actions necessary or, in the good faith, reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.
(ix)the Seller shall have paid to Buyer all fees and expenses then due and payable to Buyer in accordance with this Agreement and any other Program Document.
(x)There is no unpaid Margin Call (that is then due and payable) at the time immediately prior to entering into a new Transaction.
(xi)For each Eligible Loan that is subject to a security interest in favor of a warehouse lender immediately prior to purchase by Buyer, a warehouse lender’s release letter shall be duly executed.
(xii)With respect to any Purchased Asset that is a Wet-Ink Loan, Buyer shall have received a true and complete copy of the Insured Closing Letter, if requested by Buyer; provided, however, that no Insured Closing Letter shall be required (a) where title insurance for the applicable Wet-Ink Loan is provided by Amrock and (b) unless the unpaid principal balance of Purchased Assets that constitute Wet-Ink Loans, and regarding which an Insured Closing Letter has not been provided, would exceed [***] of Seller’s Tangible Net Worth measured as of the end of Seller’s most recent fiscal quarter.
(xiii)Seller shall name Buyer as a loss payee under any applicable fidelity insurance policy and as a direct loss payee with right of action under any applicable errors and omissions insurance policy or professional liability insurance policy. Upon request of Buyer, Seller shall cause to be delivered to Buyer a certificate of insurance for each such policy referenced in the immediately preceding sentence.
Buyer shall notify the Seller as soon as practicable on the date of a purchase if any of the conditions in this Section 10 has not been satisfied and Buyer is not making the purchase.

11.RELEASE OF PURCHASED ASSETS
Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated and released any security interest that Buyer may have in such Purchased Asset and any Purchased Items solely related to such Purchased Asset and (b) with respect to such Purchased Asset, Buyer shall direct Custodian to release such Purchased Asset and any Purchased Items solely related to such Purchased Asset to the Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 17, the Seller shall give at least one (1) Business Day’s prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date as set forth in Section 3(f).
If such release and termination gives rise to or perpetuates a Margin Call that is not paid when due, Buyer shall notify the Seller of the amount thereof and the Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 11.

12.RELIANCE
With respect to any Transaction, Buyer may conclusively rely, absent manifest error, upon, and shall incur no liability to the Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s behalf.
13.REPRESENTATIONS AND WARRANTIES
The Seller represents and warrants to Buyer on each day throughout the term of this Agreement:
(a)~~(oo)~~ Existence. Seller (a) is a limited liability company validly existing and in good standing under the laws of the State of Michigan, (b) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.
(b)~~(pp)~~ Financial Condition. Seller has heretofore furnished to Buyer a copy of its audited consolidated balance sheets as at December 31, 2019 with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Buyer. Seller has also heretofore furnished to Buyer the related consolidated statements of income, of changes in Shareholders’ Equity and of cash flows for the year ended December 31, 2019. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP.
(c)~~(qq)~~ Litigation. Except as set forth in Schedule 12(c) as of the Closing Date and approved by the Buyer in writing thereafter, there are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or affecting any of the property thereof or the Purchased Items before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to result in a decrease in excess of [***] of Seller’s Adjusted Tangible Net Worth, or (ii) which challenges the validity or enforceability of any of the Program Documents.
(d)~~(rr)~~ No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will result in a breach of the charter or by-laws (or equivalent documents) of Seller, or violate any applicable law, rule or regulation, or violate any order, writ, injunction or decree of any Governmental Authority applicable to Seller, or result in a breach of other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.
(e)~~(ss)~~ Action. Seller has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
(f)~~(tt)~~ Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.
(g)~~(uu)~~ Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns (which shall include, but not be limited to, all state and local or foreign income tax returns) that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been or will be paid when due. There are no Liens for Taxes, except for statutory liens for Taxes not yet delinquent.
(h)~~(vv)~~ Investment Company Act. Neither the Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur any indebtedness provided in the Program Documents.
(i)~~(ww)~~ No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to Seller or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
(j)~~(xx)~~ Compliance with Law. Except as set forth in Schedule 12(c) as of the Closing Date and approved by the Buyer in writing thereafter, no practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Seller.
(k)~~(yy)~~ No Default. Neither the Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
(l)~~(zz)~~ Chief Executive Office; Chief Operating Office; Jurisdiction of Incorporation. The Seller’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Seller’s jurisdiction of incorporation on the Effective Date is Michigan.

(m)~~(aaa)~~ Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.
(n)~~(bbb)~~ True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.
(o)~~(ccc)~~ Financial Covenants. The Seller’s consolidated Adjusted Tangible Net Worth is not less than the Minimum Adjusted Tangible Net Worth. The ratio of the Seller’s consolidated Indebtedness to Adjusted Tangible Net Worth is not greater than the Maximum Leverage Ratio. The Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity that could be drawn against (taking into account required haircuts) under warehouse and repurchase facilities and under other financing arrangements in an amount equal to not less than the Minimum Liquidity Amount. If as of the last day of any calendar month within the mostly recently ended fiscal quarter of the Seller, the Seller’s consolidated Adjusted Tangible Net Worth was less than [***], and the Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], then Seller’s consolidated Net Income for such fiscal quarter before income taxes for such fiscal quarter shall not be less than $[***].
(p)~~(ddd)~~ ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Seller nor any of its ERISA Affiliates, sponsors, maintains, contributes or has any potential liability or obligation to any Plan.
(q)~~(eee)~~ True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator which is a Subsidiary of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan.
(r)~~(fff)~~ No Burdensome Restrictions. No change in any Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries after the date of this Agreement has a Material Adverse Effect.
(s)~~(ggg)~~ Subsidiaries. All of the Subsidiaries of Seller are listed on Schedule 2 to this Agreement.
(t)~~(hhh)~~ Origination and Acquisition of Loans. The Loans were originated or acquired by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects, legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the applicable Underwriting Guidelines or the Agency Guidelines. With respect to Loans acquired by Seller, all such Loans are in conformity with the applicable Agency Guidelines. Each of the Loans complies in all material respects with the representations and warranties listed in Schedule 1 to this Agreement.
(u)~~(iii)~~ No Adverse Selection. Seller used no selection procedures that identified the Loans as being less desirable or valuable than other comparable Loans owned by Seller.

(v)~~(jjj)~~ Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.
(w)~~(kkk)~~ No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, or if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
(x)~~(lll)~~ MERS. Seller is a member of MERS in good standing.
(y)~~(mmm)~~ Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency, HUD, FHA and VA, to the extent necessary to conduct its business as then being conducted, with no event having occurred which would make Seller unable to comply with the eligibility, net worth, capital or liquidity requirements for maintaining all such applicable Approvals.
(z)~~(nnn)~~ No Adverse Actions. Seller has not received from any Agency, HUD, FHA or VA a notice of extinguishment or a notice terminating any of Seller’s material Approvals.
(aa)~~(ooo)~~ Servicing. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Loans and in accordance with Accepted Servicing Practices.
(bb)    ~~(ppp)~~ No Reliance. Seller has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(cc)    ~~(qqq)~~ Plan Assets. Seller is not (i) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (ii) any “plan” defined in and subject to Section 4975 of the Code; or (iii) any entity or account whose assets include or are deemed to include “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more such employee benefit plans or plans. The Transactions either (x) are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA that is substantially similar to Section 406(a) of ERISA or Section 4975(c)(1)(A) – (D) of the Code (“Similar Law”), or (y) do not violate any such Similar Law.

(dd)    ~~(rrr)~~ No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
(ee)    ~~(sss)~~ Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.
(ff)    ~~(ttt)~~ Assessment and Understanding. Seller is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks associated with this Agreement and the Transactions associated therewith. In addition, Seller is capable of assuming and does assume the risks of this Agreement, the other Program Documents and the Transactions associated herewith and therewith.
(gg)    ~~(uuu)~~ Status of Parties. Seller agrees that Buyer is not acting as a fiduciary for Seller or as an advisor to Seller in respect of this Agreement, the other Program Documents or the Transactions associated therewith.
(hh)    ~~(vvv)~~ Electronic Signatures.    If any party executes this Agreement or any other related document via electronic signature, (i) such party’s creation and maintenance of such party’s electronic signature to this Agreement or related document and such party’s storage of its copy of the fully executed Agreement or related document will be in compliance with applicable eCommerce Laws to ensure admissibility of such electronic signature and related electronic records in a legal proceeding, (ii) such party has controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, §201 of E-SIGN and §16 of UETA, regarding such party’s electronic signature to the Agreement or related document and the records, including electronic records, retained by such party will be stored to prevent unauthorized access to or unauthorized alteration of the electronic signature and associated records, and (iii) such party has controls and systems in place to provide necessary information, including, but not limited to, such party’s business practices and methods, for record keeping and audit trails, including audit trails regarding such party’s electronic signature to this Agreement or related documents and associated records.
(ii)    ~~(www)~~ Insured Closing Letters. With respect to each Wet-Ink Loan, Seller has obtained a copy of the related Insured Closing Letter or such Wet-Ink Loan is covered by a title insurance policy issued by Amrock.
14.COVENANTS OF SELLER
The Seller covenants and agrees with Buyer that during the term of this Agreement:

(a)~~(xxx)~~ Financial Statements and Other Information; Financial Covenants.
Subject to the provisions of Section 41 hereof, Seller shall deliver to Buyer:
(i)As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Seller, a certification in the form of Exhibit A attached hereto via electronic mail to USResiFinancingCore@barclays.com and RMBSBanking@barclayscapital.com together with the unaudited consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and of cash flows for the Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Seller and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments and the absence of footnotes);
(ii)As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, the consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and of cash flows for the Seller and its consolidated Subsidiaries for such year and including all footnotes thereto, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;
(iii)From time to time, copies of all documentation in connection with the underwriting and origination of any Purchased Asset (other than a Purchased Asset that is an Agency Eligible Loan) that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable, including without limitation all necessary third-party records that demonstrate such compliance, in each case as Buyer may reasonably request; provided that (A) any such request shall be made in writing and shall provide the Seller at least ten (10) Business Days to provide such requested information, and (B) if the Seller objects to the provision to Buyer of any such requested information, Buyer and the Seller shall work in good faith to resolve any such objection;
(iv)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller as Buyer may reasonably request;
The Seller will furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, (A) a certificate of a Responsible Officer of Seller on behalf of Seller on its internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its loan origination and servicing activities and that: ensures that the loans are serviced in accordance with accepted servicing practices; guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons and (B) a certificate of a Responsible Officer of Seller on behalf of Seller in the form of Exhibit A hereto (each a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, as of the last day of the fiscal quarter or fiscal year for which financial statements are being provided with such certification, Seller is in compliance in all material respects with all provisions and terms of this Agreement and the other Program Documents and no Default or Event of Default has occurred under this Agreement which has not previously been waived, except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(b)~~(yyy)~~ FEMA Property Inspection Reports. If the Mortgaged Property or Cooperative Unit related to any Loan is located in a FEMA-designated area where individual assistance to homeowners is available under FEMA’s Individuals and Households Program, Seller shall (i) obtain a property inspection report “FEMA Property Inspection Report”) with respect to the condition of such Mortgaged Property and (ii) promptly provide to Buyer a copy of each such FEMA Property Inspection Report upon the Buyer’s request therefor.
(c)~~(zzz)~~ Existence, Etc. The Seller will:
(i)preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;
(ii)comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws), whether now in effect or hereinafter enacted or promulgated in all material respects;
(iii)keep or cause to be kept in reasonable detail records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial condition and results of operations of the Seller in accordance with GAAP consistently applied;
(iv)not move its chief executive office or its jurisdiction of incorporation from the locations referred to in Section 13(l) unless it shall have provided Buyer five (5) Business Days written notice following such change;
(v)pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and
(vi)permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time, provided that no notice shall be required at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent relating to Loans subject to Transactions.
(d)~~(aaaa)~~ Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent, unless such merger, consolidation or amalgamation would not result in a Change of Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller. For the avoidance of doubt, no public offering of beneficial interests in the Seller or its Affiliates shall be deemed a violation of this provision unless such public offering (i) results in a Change of Control and (ii) has not been consented to by the Buyer.
(e)~~(bbbb)~~ Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6(b) hereof.
(f)~~(cccc)~~ Notices. Seller shall give notice to Buyer in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:

(i)upon the Seller’s knowledge of any occurrence of any Default or Event of Default;
(ii)upon Seller’s knowledge of any litigation or proceeding that is pending against Seller in any federal or state court or before any Governmental Authority except for those set forth in Schedule 12(c) and those otherwise disclosed to Buyer, which, (i) if adversely determined, would reasonably be expected to result in a levy on Seller’s assets in excess of [***] of Seller’s Adjusted Tangible Net Worth, or (ii) that questions or challenges the validity or enforceability of any of the Program Documents;
(iii)any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Loans by Seller or the business operations of Seller, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to Seller; and
(iv)upon Seller’s knowledge of any material penalties, sanctions or charges levied against Seller or any adverse change in any material Approval status.
(g)~~(dddd)~~ Servicing. Except as provided in Section 42, Seller shall not permit any Person other than the Seller to service Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
(h)~~(eeee)~~ Lines of Business. Seller shall not materially change the nature of its business from that generally carried on by it as of the Effective Date.
(i)~~(ffff)~~ Transactions with Affiliates. The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with QL Ginnie EBO, LLC, QL Ginnie REO, LLC, Quicken Loans Co-Issuer, Inc., One Reverse Mortgage, LLC, RCKT Mortgage SPE-A, LLC and/or One Mortgage Holdings, LLC, so long as QL Ginnie EBO, LLC, QL Ginnie REO, LLC, Quicken Loans Co-Issuer, Inc., One Reverse Mortgage, LLC, RCKT Mortgage SPE-A, LLC and/or One Mortgage Holdings, LLC is directly or indirectly 100% owned by the Seller and included in consolidated financial statements of Seller, (ii) such transaction is upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, (iii) in the ordinary course of the Seller’s business, (iv) such transaction is listed on Schedule 14(i) hereto, or (v) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 14(n) if it had been made as a distribution.
(j)~~(gggg)~~ Defense of Title. Subject to the terms of the Intercreditor Agreement, Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever (other than any claim or demand related to any act or omission of Buyer, which claim or demand does not arise out of or relate to any breach or potential breach of a representation or warranty by Seller under this Agreement).
(k)~~(hhhh)~~ Preservation of Purchased Items. Except as otherwise set forth under the Intercreditor Agreement, Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder.
(l)~~(iiii)~~ No Assignment. Except as permitted by this Agreement, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Section 14(l) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.
(m)~~(jjjj)~~ Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired outside of the ordinary course of its business unless, following such Transfer, Seller shall be in compliance with all of the other representations, warranties and covenants set forth in this Agreement.
(n)~~(kkkk)~~ Limitation on Distributions. Without Buyer’s consent, if an Event of Default has occurred and is continuing (i) due to the Seller’s failure to comply with [***], (ii) due to the Seller’s failure to comply with [***], [***] or [***], or (iii) due to an Event of Default under [***], [***] or [***] but only to the extent that such Event of Default under [***] or [***] is with respect to a material amount due under such section, then the Seller shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller, provided however [***]
(o)~~(llll)~~ Maintenance of Liquidity. Seller shall insure that, as of the end of each calendar month, Seller has, on a consolidated basis, cash and Cash Equivalents in an amount equal to not less than the Minimum Liquidity Amount.
(p)~~(mmmm)~~ Maintenance of Adjusted Tangible Net Worth. Seller shall maintain, as of the end of each calendar month, a consolidated Adjusted Tangible Net Worth not less than the Minimum Adjusted Tangible Net Worth.
(q)~~(nnnn)~~ Other Financial Covenants.
(i)Maintenance of Leverage. Seller shall not, as of the end of each calendar month, permit the ratio of the Seller’s consolidated Indebtedness to consolidated Adjusted Tangible Net Worth to be greater than the Maximum Leverage Ratio.
(ii)Minimum Net Income. If as of the last day of any calendar month within a fiscal quarter of the Seller, the Seller’s consolidated Adjusted Tangible Net Worth is less than [***] or the Seller, on a consolidated basis, has cash and Cash Equivalents in an amount that is less than [***], in either case, the Seller’s consolidated Net Income for that fiscal quarter before income taxes for such fiscal quarter shall equal or exceed [***].
(r)~~(oooo)~~ Servicing Transmission. Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. Eastern Time two (2) Business Days prior to the 10th of each calendar month (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing Seller’s delinquency and loss experience with respect to such Loans serviced by Seller (including, in the case of such Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer with respect to the Loans.
(s)~~(pppp)~~ Insurance.
(i)The Seller or its Affiliates, will continue to maintain, for the Seller, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac. Seller shall notify Buyer as soon as reasonably possible after knowledge of any material change in the terms of any such insurance coverage.
(ii)The Seller shall notify the Buyer as soon as practicable if a loss is incurred under any Insured Closing Letter or any title insurance policy provided by Amrock, indicating details of the loss and providing a copy of the Insured Closing Letter or title insurance policy, as applicable.
(t)~~(qqqq)~~ Certificate of a Responsible Officer of Seller. At the time that Seller delivers financial statements to Buyer in accordance with Section 14(a) hereof, Seller shall forward to Buyer a certificate of a Responsible Officer of Seller which demonstrates that the Seller is in compliance with the covenants set forth in Sections 14(o), (p), and (q) of this Agreement.
(u)~~(rrrr)~~ Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing with respect to such licenses, permits or other approvals, under the laws of each state in which it conducts material business, and (iii) conduct its business in accordance with applicable law in all material respects.
(v)~~(ssss)~~ Taxes, Etc. Seller shall timely pay and discharge, or cause to be paid and discharged, on or before the date they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, become a Lien upon Purchased Assets that have not been repurchased, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all material (which shall include, but not be limited to, all federal, all state and local income and all foreign income) information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
(w)~~(tttt)~~ Takeout Payments. With respect to each Purchased Asset and the portion of each Security related to Purchased Assets subject to a Transaction, in each case that is subject to a Takeout Commitment, the Seller shall ensure that the related portion of the purchase price and all other payments under such Takeout Commitment to the extent related to Purchased Assets subject to a Transaction or such portion of each Security related to Purchased Assets subject to a Transaction shall be paid to Buyer (or its designee) in accordance with the Joint Account Control Agreement or the Joint Securities Account Control Agreement, as applicable. Unless subject to the Joint Account Control Agreement or Joint Securities Account Control Agreement, with respect to any Takeout Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, will be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer will have previously approved the related Payee Number in writing in its sole discretion; with respect to any Takeout Commitment with an Agency, the applicable agency documents will list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion.
(x)~~(uuuu)~~ Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Purchased Asset, Seller shall deliver (or shall cause the related Servicer or Subservicer to deliver) such Servicing Rights to Buyer on the related Purchase Date. Seller shall deliver (or cause the related Servicer or Subservicer to deliver) the Servicing Records and the physical and contractual servicing of each Purchased Asset, to Buyer or its designee upon the termination of Seller or Servicer as the servicer pursuant to Section 42.
(y)~~(vvvv)~~ Agency Audit. Seller shall at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal.
(z)~~(wwww)~~ Illegal Activities. Seller shall not engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.
(aa)~~(xxxx)~~ Agency Approvals; Servicing. To the extent previously approved and necessary for Seller to conduct its business in all material respects as it is then being conducted, Seller shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicers, and as an RHS lender and an RHS servicer in each case in good standing (each such approval, an “Agency Approval”); provided, that should Seller decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), (i) Seller shall notify Buyer in writing, and (ii) Seller shall provide Buyer with written or electronic evidence that the Eligible Loans are eligible for sale to another Agency. Should Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, Seller shall so notify Buyer promptly in writing. Notwithstanding the preceding sentence and to the extent previously approved, Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.
15.REPURCHASE DATE PAYMENTS
On each Repurchase Date, the Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

16.REPURCHASE OF PURCHASED ASSETS
Upon discovery by the Seller of a breach in any material respect of any of the representations and warranties set forth on Schedule 1 to this Agreement, the Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify the Seller. It is understood and agreed that the representations and warranties set forth in Schedule 1 to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s right to demand repurchase as provided under this Agreement. The Seller shall, within two (2) Business Days of the earlier of the Seller’s actual knowledge or the Seller receiving notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Schedule 1 to this Agreement in any material respect, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial and Disbursement Agreement, promptly cure such breach or delivery failure in all material respects. If within ten (10) Business Days (or five (5) Business Days if Buyer, in its sole good faith discretion, determines and notifies the Seller that Buyer may suffer potential assignee liability or material damage to its reputation related to such Purchased Asset) after the earlier of the Seller’s actual knowledge of such breach or delivery failure or the Seller receiving notice thereof, such breach or delivery failure has not been remedied by the Seller in all material respects, the Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Assets to Buyer, as provided in Section 17 hereof.
17.SUBSTITUTION
The Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Days’ notice, substitute other assets, including U.S. Treasury Securities, which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to the Seller of such Purchased Assets (the “Reacquired Assets”) along with the other information to be provided with respect to the applicable Substitute Asset as described in the form of Transaction Notice. Upon substitution, the Substitute Assets shall be deemed to be Purchased Assets, the Reacquired Assets shall no longer be deemed Purchased Assets, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Assets and any Purchased Items solely related to such Reacquired Assets to the Seller unless such termination and release would give rise to or perpetuate an unpaid, due and payable Margin Call. Concurrently with any termination and release described in this Section 17, Buyer shall execute and deliver to the Seller upon request and Buyer hereby authorizes the Seller to file and record such documents as the Seller may reasonably deem necessary or advisable in order to evidence such termination and release.
18.EVENTS OF DEFAULT
Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder, subject to any applicable cure periods to the extent such event is susceptible to being cured:
(a)~~(yyyy)~~ Payment Default. Seller defaults in the payment of (i) any payment of Margin Deficit, Price Differential or Repurchase Price hereunder or under any other Program Document; provided, that, with respect to this clause (i), if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***], (ii) expenses or fees and amounts due and owing to the Custodian and such failure to pay Expenses or fees and amounts due and owing to the Custodian continues for more than [***] after receipt by a Responsible Officer of notice of such default, or (iii) any other Obligations, with respect to this clause (iii), within [***] following receipt by a Responsible Officer of notice of such default;

(b)~~(zzzz)~~ Representation and Covenant Defaults.
(i)The failure of the Seller to perform, comply with or observe any term, representation, covenant or agreement applicable to the Seller in any material respect, in each case, after the expiration of the applicable cure period, if any, as specified in such covenant, contained in:
(A)Section 14(c) (Existence) only to the extent relating to maintenance of existence; provided, that if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for [***] or such failure shall be determined by Buyer in its good faith discretion to result in a Material Adverse Effect,
(B)Section 14(d) (Prohibition of Fundamental Change),
(C)Section 14(o) (Maintenance of Liquidity), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(D)Section 14(p) (Maintenance of Adjusted Tangible Net Worth), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(E)Section 14(q) (Other Financial Covenants), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(F)Section 14(w) (Takeout Payments); provided, that if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or if such failure results in a Material Adverse Effect, or
(G)Section 14(z) (Illegal Activities);
(ii)(A) Any representation, warranty or certification made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within five (5) Business Days after knowledge thereof by, or notice thereof to, a Responsible Officer, or (B) any representation or warranty made by Seller in Schedule 1 to this Agreement shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, provided that each such breach of a representation or warranty made in Schedule 1 shall be considered solely for the purpose of determining the Market Value of the Loans affected by such breach, and shall not be the basis for declaring an Event of Default under this Agreement unless the Seller shall have made any such representations and warranties with actual knowledge by a Responsible Officer that they were materially false or misleading at the time made; and
(iii)Seller fails to observe or perform, in any material respect, any other covenant or agreement contained in this Agreement (and not identified in clause (b)(i) of this Section) or any other Program Document and such failure to observe or perform is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer;

(c)~~(aaaaa)~~ Judgments. Any final, judgment or judgments or order or orders for the payment of money is rendered against the Seller in excess of [***] of Seller’s Adjusted Tangible Net Worth in the aggregate shall be rendered against the Seller by one or more courts, administrative tribunals or other bodies having jurisdiction over the Seller and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and the Seller shall not, within said period of [***], or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(d)~~(bbbbb)~~ Insolvency Event. The Seller (i) discontinues or abandons operation of its business; (ii) fails generally to, or admits in writing its inability to, pay its debts as they become due; (iii) files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; (iv) consents to the filing of any petition against it under any such law; (v) consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for the Seller, or of all or any substantial part of its respective Property; (vi) makes an assignment for the benefit of its creditors; or (vii) has a proceeding instituted against it in a court having jurisdiction in the premises seeking (A) a decree or order for relief in respect of Seller in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or (B) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of Seller, or for any substantial part of its property, or for the winding-up or liquidation of its affairs (provided, however, if such proceeding or appointment is the result of the commencement of involuntary proceedings or the filing of an involuntary petition against such Person no Event of Default shall be deemed to have occurred under this clause (d) unless such proceeding or appointment is not stayed or dismissed within [***] after the initial date thereof);
(e)~~(ccccc)~~ Change of Control. A Change of Control of the Seller shall have occurred without the prior consent of Buyer, unless (i) waived by Buyer in writing, or (ii) the Seller shall have repurchased all Purchased Assets subject to Transactions within [***] thereof;
(f)~~(ddddd)~~ Liens. Except for the Liens contemplated under the Intercreditor Agreement, the Seller shall grant, or suffer to exist, any Lien on any Purchased Item that has not been repurchased except the Liens permitted under this Agreement and under the Intercreditor Agreement; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items that have not been repurchased in favor of Buyer or shall be Liens in favor of any Person other than Buyer or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Assets or Purchased Items purported to be covered hereby and that have not been repurchased, in each case (i) to the extent such Lien or failure is not cured within [***] following written notice from Buyer to a Responsible Officer of such Lien or failure and (ii) subject to the terms of the Intercreditor Agreement;
(g)~~(eeeee)~~ Going Concern. The Seller’s audited financial statements delivered to Buyer shall contain an audit opinion that is qualified or limited by reference to the status of Seller as a “going concern” or reference of similar import;
(h)~~(fffff)~~ Third Party Cross Default. Any “event of default” or any other default by Seller under any Indebtedness to which Seller is a party (after the expiration of any applicable grace or cure period under any such agreement) individually in excess of [***] outstanding, which has resulted in the acceleration of the maturity of such other Indebtedness, provided that such default or “event of default” shall be deemed automatically cured and without any action by Buyer or Seller, if, within [***] after Seller’s receipt of notice of such acceleration, (A) the

Indebtedness that was the basis for such default is discharged in full, (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default, or (C) such default has been cured and no “event of default” or any other default continues under such other Indebtedness;
(i)~~(ggggg)~~ Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Person (other than Buyer) shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.
19.REMEDIES
(a)~~(hhhhh)~~ Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(d)), shall have the right to exercise any or all of the following rights and remedies:
(i)Buyer has the right to cause the Repurchase Date for each Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction may be deemed immediately canceled). Buyer shall (except for deemed exercises) give written notice to Seller of the exercise of such option as promptly as practicable.
(A)The Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by the Seller hereunder; the Seller shall immediately deliver to Buyer or its designee any and all Purchased Assets, original papers, Servicing Records and files relating to the Purchased Assets subject to such Transaction then in the Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer or its designee; provided, however, in the event that the Seller repurchases any Purchased Asset pursuant to this Section 19(a)(i), Buyer shall deliver to Seller any and all original papers, records and files relating to such Purchased Asset then in its possession and/or control.
(B)To the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i)(A) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection), (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(ii) of this Section, and (iii) any other Purchased Items, Related

Security or other assets of Seller held by Buyer and applied to the Obligation.
(C)All Income actually received by Buyer pursuant to Section 7 or otherwise shall be applied to the aggregate unpaid Repurchase Price owed by Seller.
(ii)Buyer shall have the right to, at any time on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i), (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets and Purchased Items on a servicing released basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its reasonable good faith discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets, Purchased Items, Related Security or other assets of Seller held by Buyer in an amount equal to the Market Value against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets and the Purchased Items will be applied to the Obligations and Buyer’s related expenses as determined by Buyer in its reasonable good faith discretion. Buyer may purchase any or all of the Purchased Assets at any public or private sale.
(iii)The Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding section. Seller will be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of counsel (including the allocated costs of internal counsel of Buyer)) incurred in connection with or as a result of an Event of Default, (B) damages in an amount equal to the reasonable, documented, out-of-pocket cost of Buyer (including all fees, expenses, and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
(iv)Buyer shall have the right to terminate this Agreement and declare all obligations of the Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof.
(v)The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(vi)To the extent permitted by applicable law, the Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) Business Days before such sale or other disposition.
(b)The Seller hereby acknowledges, admits and agrees that the Seller’s obligations under this Agreement are recourse obligations of the Seller.
(c)~~(iiiii)~~ Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of the Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to Buyer such assignments as Buyer shall request; provided that if such records and documents also relate to mortgage loans other than the Purchased Assets, Buyer shall have a right to obtain copies of such records and documents, rather than originals.
(d)~~(jjjjj)~~ Buyer shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate and as is consistent with the Servicer’s obligations and applicable law.
(e)~~(kkkkk)~~ In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
(f)~~(lllll)~~ Except as otherwise expressly provided in this Agreement or by applicable law, Buyer shall have the right to exercise any of its rights and/or remedies immediately upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, with notice to Seller, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by the Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.
(g)~~(mmmmm)~~ Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives, to the extent permitted by law, any right the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives, to the extent permitted by law (and absent any willful misconduct or gross negligence of Buyer), any defense (other than a defense of payment or performance) the Seller might otherwise have arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Purchased Items or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(h)~~(nnnnn)~~ The Seller shall cause all sums received by the Seller after and during the continuance of an Event of Default with respect to the Purchased Assets to be deposited with such Person as Buyer may direct after receipt thereof. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this paragraph 19(h) is at a rate equal to the Post-Default Rate and all reasonable costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Assets, conduit advances and payments for mortgage insurance.
(i)~~(ooooo)~~ Upon the occurrence of an Event of Default, there shall be no further Rollover Transactions.
20.DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
No failure on the part of Buyer to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. An Event of Default will be deemed to be continuing unless expressly waived by Buyer in writing.
21.NOTICES AND OTHER COMMUNICATIONS
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial and Disbursement Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by Electronic Transmission telex or telecopy or email) delivered to the intended recipient at the address of such Person set forth in this Section 21 below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by the Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission, telex or telecopier or email or delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
If to Buyer:

Barclays Bank PLC
745 Seventh Avenue, 2nd Floor
New York, New York 10019
Attention: US Residential Financing
Telephone: [***]
E-mail: [***]

Barclays Bank PLC
745 Seventh Avenue, 5th Floor
New York, New York 10019
Attention: RMBS Banking
Telephone: [***]
Email: [***]

                With copies to:

                Barclays Bank PLC – Legal Department
                745 Seventh Avenue, 20th Floor
                New York, New York 10019
                Telephone: [***]
                Facsimile: [***]

Barclays Bank PLC – Operations US
                400 Jefferson Park
                Whippany, New Jersey 07981
                Attention: Whole Loan Operations
Telephone: [***]
                E-mail: [***]
If to the Seller:

                Rocket Mortgage, LLC
                1050 Woodward Ave.
                Detroit, Michigan 48226
                Attention: [***]
                Telephone: [***]
                Facsimile: [***]
                Email: [***]

With a copy to:

    Rocket Mortgage, LLC
    1050 Woodward Ave,
    Detroit, Michigan 48226
    Attention: [***]
    Telephone: [***]
    Facsimile: [***]
    Email: [***]

22.USE OF EMPLOYEE PLAN ASSETS
No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.
23.INDEMNIFICATION AND EXPENSES.
(a)~~(ppppp)~~ The Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all claims, liabilities, losses, damages, judgments, and documented and out-of-pocket costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, or any indemnity payable under the servicing agreement or other servicing arrangement, and (iii) environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration; provided, however, if a court of competent jurisdiction on appeal subsequently determines that an Indemnified Party did not act with gross negligence or engage in willful misconduct, Seller’s indemnification obligations with respect to such Costs shall be automatically reinstated. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all such Indemnified Party’s reasonable documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Seller hereby acknowledges that, the obligations of the Seller under this Agreement are recourse obligations of the Seller.
(b)~~(qqqqq)~~ The Seller agrees to pay (within [***] after the Seller receives written demand for such payment from Buyer) all of the documented out-of-pocket costs and expenses reasonably incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. The Seller agrees to pay all of the documented out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to this Section 23 and Section 43 hereof but excluding pre-closing upfront diligence (including legal and credit diligence); provided, however, that (x) the aggregate amount of such costs and expenses referred to in clause (i) of this sentence shall not exceed [***] (exclusive of amendments hereto), and (y) the aggregate amount of such costs and expenses referred to in clause (ii) of this sentence and incurred after the Effective Date shall not exceed [***] per annum; provided that after the occurrence of an Event of Default, such amounts shall not be applicable. Buyer shall deliver to the Seller copies of documentation supporting any of the foregoing demands on the Seller’s request. The Seller, Buyer, and each Indemnified Party also agree not to assert any claim against the others or any of their Affiliates, or any of their respective officers, directors, members, managers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(c)~~(rrrrr)~~ If the Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller by Buyer (including without limitation by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to the Seller hereunder), in its sole discretion and the Seller shall remain liable for any such payments by Buyer (except those that are paid by Seller, including by netting against any Purchase Price). No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents (except those that are paid by Seller, including by netting against any Purchase Price).
(d)~~(sssss)~~ Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
(e)~~(ttttt)~~ The obligations of Seller from time to time to pay the Repurchase Price and all other amounts due under this Agreement are full recourse obligations of Seller.

24.WAIVER OF DEFICIENCY RIGHTS
Seller hereby expressly waives, to the fullest extent permitted by law, any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.
25.REIMBURSEMENT
All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto or Buyer or an Indemnified Party is grossly negligent or engages in willful misconduct relating thereto). The Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable, documented out-of-pocket expenses and reasonable attorneys’ fees reasonably incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the reasonable taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, subject to Section 23(b), any due diligence, inspection, testing and review costs and expenses in connection with any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout” all pursuant to the terms of this Agreement.
26.FURTHER ASSURANCES
The Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to grant, preserve, protect and perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.
27.TERMINATION
This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect the Seller’s outstanding obligations to Buyer at the time of such termination. The Seller’s obligations under Section 5, Section 13, Section 23, and Section 25 and any other reimbursement or indemnity obligation of the Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.
28.SEVERABILITY
If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29.BINDING EFFECT; GOVERNING LAW
This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AS WELL AS 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
30.AMENDMENTS
Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Seller and Buyer and any provision of this Agreement imposing obligations on the Seller or granting rights to Buyer may be waived by Buyer.
31.SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
32.CAPTIONS
The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
33.COUNTERPARTS
This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. Documents executed, scanned and transmitted electronically, and electronic signatures, shall be deemed original signatures for purposes of this Agreement and any related documents and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement and any related document may be accepted, executed or agreed to through use of an electronic signature in accordance with applicable eCommerce Laws. Any document accepted, executed or agreed to in conformity with such eCommerce Laws, by one or both parties, will be binding on both parties the same as if it were physically executed. Each party consents to the commercially reasonable use of third party electronic signature capture service providers and record storage providers.
34.SUBMISSION TO JURISDICTION; WAIVERS
EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(B)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 21 OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND
(D)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
35.WAIVER OF JURY TRIAL
EACH SELLER AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
36.ACKNOWLEDGEMENTS
The Seller hereby acknowledges that:
(a)~~(uuuuu)~~ it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents;
(b)~~(vvvvv)~~ Buyer has no fiduciary relationship to the Seller; and
(c)~~(wwwww)~~ no joint venture exists between Buyer and the Seller.
37.HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.
Subject to the terms set forth below, Buyer shall have free and unrestricted use of all Purchased Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets (each of the foregoing, a “Repledge Transaction”) to a third party (each, a “Repledgee”). Notwithstanding the foregoing, no such Repledge Transaction under this Section 37 shall relieve Buyer of its obligations under the Program Documents, including, without limitation, Buyer’s obligation to transfer Purchased Assets to Seller pursuant to the terms of the Program Documents, and its obligation to return to Seller the exact Purchased Assets and the related Purchased Items and not substitutes therefor. The Buyer hereby represents that each Repledge Transaction expressly requires the applicable Repledgee to return such Purchased Assets to the Buyer upon tender of repayment therefor. Additionally, (i) with respect to any Repledge Transaction that constitutes a securitization of the Purchased Assets or Buyer’s interests therein, each Repledgee shall enter into a side letter whereby the Indenture Trustee (as defined in the related securitization documents) agrees that (x) upon an Event of Default pursuant to the related securitization documents, the Indenture Trustee shall provide notice thereof to Seller, and Seller shall have the right to purchase Purchased Assets from the Buyer at the Repurchase Price for such Purchased Assets within 30 days of the receipt of such notice and (y) upon remittance of the applicable Repurchase Price, the Seller shall automatically become the owner of the Purchased Assets and the servicing rights related thereto and all Obligations of Seller under this Agreement shall cease to exist other than those that by their express terms survive and (z) Buyer and the Indenture Trustee shall automatically cease to have any right, title or interest in such Purchased Assets and the servicing rights related thereto, (ii) the Purchased Assets shall not be transferred from the Custodian except pursuant to the terms of the Custodial and Disbursement Agreement, (iii) regardless of the form of Repledge Transaction, the applicable certificates or other form of collateral representing the Buyer’s interest in the Purchased Assets (the “Repledged Collateral”) shall initially be held by Deutsche Bank National Trust Company as custodian, or such other custodian as the Buyer notifies the Seller shall serve as the initial custodian with respect to such Repledged Collateral in the applicable Repledge Transaction (which notice shall be no less than five (5) Business Days prior to the applicable Repledged Collateral being transferred to such other initial custodian, along with key contact information for such custodian) (the “Repledge Custodian”), and (iv) the Buyer shall provide the Seller with no less than five (5) Business Days prior written notice before any Repledged Collateral is transferred from the Repledge Custodian to an alternative custodian, along with key contact information at the applicable alternative custodian.
38.ASSIGNMENTS.
(a)~~(xxxxx)~~ The Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer, and the Buyer may assign any of its rights or obligations hereunder only with the prior written consent of Seller, provided that the Buyer may assign all or a portion of its rights and obligations under this Agreement and the Program Documents without the prior written consent of Seller solely if (A) an Event of Default has occurred and is continuing, or (B) if any such assignment is to Sheffield Receivables Company LLC, Salisbury Receivables Company, LLC, Barclays CCP Funding LLC or Barclays Bank Delaware (each, an “Authorized Assignee”) and (i) Barclays remains solely liable or becomes jointly and severally liable with any such Authorized Assignee for the obligations under this Agreement and the Program Documents assigned to such Authorized Assignee, and (ii) either (x) Barclays provides back-up liquidity to any such Authorized Assignee, or (y) any such Authorized Assignee is consolidated into Barclays’ financial statements. Any assignment by the Buyer (other than an assignment of rights arising in connection with a Repledge Transaction) shall be pursuant to an executed assignment in form and substance acceptable to the Seller, specifying the percentage or portion of such rights and obligations assigned.
(b)~~(yyyyy)~~ Buyer may furnish any information concerning the Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees (including prospective assignees) only after notifying the Seller in writing and securing signed confidentiality agreements (in a form mutually acceptable to Buyer and the Seller) and only for the sole purpose of evaluating assignments and for no other purpose; provided, that no notice shall be required if such assignee or prospective assignee is an Authorized Assignee.
(c)~~(zzzzz)~~ Upon the Seller’s consent to an assignment, the Seller agrees to reasonably cooperate with Buyer in connection with any such assignment, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment.
(d)~~(aaaaaa)~~ Buyer, solely for this purpose as Seller’s non-fiduciary agent, shall maintain a register (the “Register”) on which it will record each assignment or participation hereunder and each Assignment and Acceptance. The Register will include the name and address of Buyer (including all assignees, Participants and successors) and the percentage or portion of such rights and obligations assigned or participated. The entries in the Register will be conclusive absent manifest error. Seller shall treat each Person whose name is recorded in the Register as a Buyer for all purposes of this Agreement; provided however, that any failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. This Section 38(d) is intended to comprise a book entry system within the meaning of Treasury regulation section 5f.103-1(c) that is the exclusive way for Buyer (or any of its assignees or successors) to transfer an interest under this Agreement and these provisions shall be interpreted in a manner consistent with and so as to effect such intent.
(e)~~(bbbbbb)~~ Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Eligible Loans, or any other interest of Buyer hereunder and under the other Program Documents. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.
(f)~~(cccccc)~~ Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements substantially in accordance with the confidentiality provisions hereof and only for the sole purpose of evaluating assignments or participations and for no other purpose; provided that no notice shall be required if such assignee or Participant is an Authorized Assignee.
(g)~~(dddddd)~~ Seller agrees to reasonably cooperate with Buyer in connection with any such assignment and/or participation and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents as are reasonably requested in order to give effect to such assignment and/or participation; provided, however, that any such amendments, supplements, or other modifications shall not alter the basic right, obligations and remedies of Seller in this Agreement; and provided, further, that any such assignment and/or participation shall be at no cost to the Seller, and that the Buyer shall cover any reasonable out-of-pocket legal fees and any other expenses incurred by the Seller in connection thereto.
39.SINGLE AGREEMENT
The Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder; (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted; and (iii) to promptly provide notice to the other after any such set off or application.

40.INTENT
(a)~~(eeeeee)~~ The Seller and Buyer recognize that this Agreement and each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, and that the pledge of the Related Security in Section 9(a) hereof is intended to constitute a “security agreement,” “securities contract” or “other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The Seller and the Buyer recognize that the Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration and non-avoidability rights afforded to parties to “repurchase agreements” pursuant to, without limitation, Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to, without limitation, Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to, without limitation, Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption or assignment pursuant to Bankruptcy Code Section 365(a).
(b)~~(ffffff)~~ It is understood that Buyer’s right to liquidate the Purchased Items delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in, without limitation, Sections 555, 559 and 561 of the Bankruptcy Code; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit is considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).
(c)~~(gggggg)~~ The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.
(d)~~(hhhhhh)~~ The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.
(e)~~(iiiiii)~~ It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

41.CONFIDENTIALITY
(a)~~(jjjjjj)~~ Buyer and Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to the other regarding the terms set forth in any of the Program Documents or the Transactions contemplated hereby or thereby or regarding any other confidential or proprietary information of a party, including, without limitation, any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 14(a) (the “Confidential Terms”), will be kept confidential by such party, and will not be divulged to any party without the prior written consent of such other party except to the extent that (i) such information is disclosed to direct or indirect parent companies, Subsidiaries, Affiliates, directors, officers, members, managers, shareholders, legal counsel, auditors, accountants, employees or agents (the “Representatives”); provided that such Representatives are informed of the confidential nature of such information and the disclosing party is responsible for their breach of these confidentiality provisions; provided, further, that with respect to any financial information of Seller provided to Buyer, including, without limitation, financial information provided pursuant to Section 14(a), such financial information is only disclosed to Representatives in connection with the ongoing administration or performance of the Program Documents, (ii) disclosure of such information is required or requested by law, rule, regulation or order of any court, taxing authority, governmental agency or regulatory body, (iii) any of the Confidential Terms are in the public domain other than due to a breach of the provisions of this Section 41, (iv) other than with respect to any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 14(a), which shall require Seller’s separate and prior written consent to disclose, disclosure is made to any approved hedge counterparty to the extent necessary to obtain any hedging arrangement, (v) other than with respect to any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 14(a), which shall require Seller’s separate and prior written consent to disclose, any such disclosure is made in connection with an offering of securities, (vi) other than with respect to any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 14(a), which shall require Seller’s separate and prior written consent to disclose, disclosures are made in any party’s financial statements or footnotes, (vii) such disclosures are made to lenders or prospective lenders to Seller, buyers or prospective buyers of Seller’s business, sellers or prospective sellers of businesses to Seller and its counsel, accountants, representatives and agents, (viii) such disclosure is pursuant to Section 38(c), (ix) such information is already in the possession of the receiving party or any of its Representatives prior to its being furnished to the receiving party or any of its Representatives pursuant hereto; provided, that the source of such information was not known by the receiving party or any of its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to the disclosing party or any other party with respect to such information, (x) such information is or becomes available to the receiving party or any of its Representatives on a non-confidential basis from a source other than disclosing party; provided, that such source is not known by the receiving party or any of its Representatives to be in breach of a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to disclosing party or any other party with respect to such disclosure, or (xi) such disclosure is independently developed or conceived of by or on behalf of the receiving party or any of its Representatives without the use of any Confidential Terms.
(b)~~(kkkkkk)~~ Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, except as provided above, no party may disclose the name of or identifying information with respect to Seller, Buyer, their Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Applicable Margin, Applicable Percentage and Purchase

Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of Transactions, without prior written consent of the other parties.
(c)~~(llllll)~~ In the case of disclosure by Seller or Buyer, other than pursuant to Section 41(a)(i), (iii), (vi), (vii), (ix), (x), or (xi), the disclosing party shall, to the extent practicable and permitted by law, rule, and regulation, provide the other parties with prompt written notice to permit the other party to seek a protective order or to take other appropriate action (at its sole expense). The disclosing party shall use commercially reasonable efforts to cooperate in the other party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Program Documents. If, in the absence of a protective order, the disclosing party or any of its Representatives is, upon the advice of internal or external counsel, compelled to disclose any such information, the disclosing party may disclose, without liability hereunder, to the party compelling disclosure only the part of the Program Documents it is in the advice of internal or external counsel compelled to disclose.
(d)~~(mmmmmm)~~ Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall comply, in all material respects, with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Seller and Buyer shall notify the other parties promptly following discovery of any breach or compromise in any material respect of any applicable requirements of law with respect to the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the other parties. Seller and Buyer shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, by electronic delivery, or by overnight courier with confirmation of receipt to the applicable requesting individual.
42.SERVICING
(a)~~(nnnnnn)~~ Seller covenants to maintain or cause the servicing of the Purchased Assets to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement, if any. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the expiration of the Servicing Term (including any extension period), (ii) the termination thereof by Buyer in connection with the occurrence of a Servicer Termination Event, (iii) the date on which all the Obligations have been paid in full, or (iv) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.
(b)~~(oooooo)~~ Servicer shall subservice such Purchased Assets on behalf of Buyer for a term commencing as of the related Purchase Date and which shall automatically terminate without notice on the Repurchase Date for the relevant Transaction (such term, the “Servicing Term”). For the avoidance of doubt, upon expiration of the Servicing Term (including the expiration of any extension thereof) with respect to any Purchased Asset, Seller shall have no right to service the related Purchased Asset nor shall Buyer have any obligation to extend the Servicing Term (or continue to extend the Servicing Term). Buyer shall have the right to immediately terminate the Servicer at any time following the occurrence of any event described in Section 19 hereof (a “Servicer Termination Event”). If such Servicing Term is not extended by Buyer or if Buyer has terminated Servicer as a result of a Servicer Termination Event, Servicer shall transfer such servicing to Buyer or its designee at no cost or expense to Buyer. Servicer shall hold or cause to be held all Escrow Payments collected with respect to the Purchased Assets it is subservicing on behalf of Buyer in segregated accounts for the sole benefit of the Mortgagors and shall apply the same for the purposes for which such funds were collected. If

Servicer should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Purchased Assets it is subservicing on behalf of Buyer, Seller shall promptly notify Buyer.
(c)~~(pppppp)~~ During the period the Seller is servicing the Purchased Assets for Buyer, (i) the Seller agrees that Buyer is the owner of all Servicing Records relating to Purchased Assets that have not been repurchased, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) the Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets that have not been repurchased and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 42 and any other obligation of the Seller to Buyer. At all times during the term of this Agreement, the Seller covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s reasonable request. It is understood and agreed by the parties that prior to an Event of Default, Seller, as servicer shall retain the servicing fees with respect to the Purchased Assets.
(d)~~(qqqqqq)~~ The Buyer, in its sole discretion, may appoint a backup servicer upon the occurrence of an Event of Default. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Buyer pursuant to Section 43 hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Buyer shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.
(e)~~(rrrrrr)~~ If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than the Seller (a “Subservicer”), or if the servicing of any Purchased Asset is to be transferred to a Subservicer, the Seller shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least one (1) Business Day prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, the Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans, which consent may not unreasonably be withheld or delayed.
Upon termination of the Servicer in accordance with subsection (a) above, Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate any Subservicers as subservicer and any related Servicing Agreement (to the extent permitted therein) with respect to Purchased Assets that have not been repurchased without payment of any penalty or termination fee. Upon any such termination, the Seller shall cause Subservicer to transfer such servicing with respect to such Purchased Assets to Buyer or its designee, appointed by Buyer in its sole discretion, at no cost or expense to Buyer in accordance with applicable laws and applicable Agency Guidelines. The Seller agrees to cooperate with Buyer in connection with the transfer of servicing.
(f)~~(ssssss)~~ After the Purchase Date, until the Repurchase Date, the Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, except as required by law, Agency Guidelines, FHA Regulations, requirements for VA Loans, Rural Housing Service Regulations, Accepted Servicing Practices,

any Program Documents or other requirements, and the Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial and Disbursement Agreement or any Program Document, including, without limitation, Section 17 of this Agreement.
(g)~~(tttttt)~~ The Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time the Seller’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that the Seller has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of the Seller, the Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.
(h)~~(uuuuuu)~~ Seller retains no economic rights to the servicing of the Purchased Assets; provided that Seller shall continue to service the Purchased Assets hereunder as part of its Obligations hereunder. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis.
43.PERIODIC DUE DILIGENCE REVIEW
The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets and Seller, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and the Seller agrees that upon reasonable (but no less than three (3) Business Days’) prior notice to the Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of the Seller and/or the Custodian. Provided that no Event of Default has occurred and is continuing, Buyer agrees that it shall exercise commercially reasonable efforts, in the conduct of any such due diligence, to minimize any disruption to Seller’s normal course of business. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Assets. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer shall purchase Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new broker’s price opinions, new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. Buyer may underwrite such Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of the Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Purchased Assets for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise. The Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 43 shall be paid by the Seller subject to the limitations of Section 23(b) of this Agreement and that, unless an Event of Default has occurred and is continuing, Buyer shall be limited to one (1) on-site visits in any calendar year.

44.SET-OFF
In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to the Seller (except for such notice and right to cure as may be specifically provided hereunder in connection with certain Events of Default), any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of the Seller only to the extent specifically relating to this Agreement, the other Program Documents or the Transactions described hereunder. Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer to the Seller, against all of the Seller’s obligations to Buyer, under this Agreement or under any other Program Documents, if such obligations of the Seller are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify the Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
45.ENTIRE AGREEMENT
This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party hereto.
46.USA PATRIOT ACT; SANCTIONS AND ANTI-TERRORISM
Buyer hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow Buyer to identify the Seller in accordance with the Act. Seller hereby represents and warrants to Buyer and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Buyer that:
(a)    (i) Neither the Seller, nor the Parent Company nor, to the Seller’s actual knowledge, any director, officer, or employee of the Seller or any of its subsidiaries, or to the Seller’s actual knowledge, any originator of a Purchased Asset is named on the list of Specifically Designated Nationals maintained by OFAC or any similar sanctions list issued by OFAC (collectively, the “Sanctions Lists”) or is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other governmental authority that has jurisdiction over the Seller; (ii) no Person or Persons on the Sanctions Lists owns, whether individually or in the aggregate, directly or indirectly, a ten percent or greater interest in, or otherwise controls, the Seller, the Parent Company or any originator; and (iii) to the knowledge of the Seller, Buyer is not precluded by any Economic and Trade Sanctions and Anti-Terrorism Laws from entering into this Agreement or any transactions pursuant to this Agreement with the Seller due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller.
(b)    (i) Seller will not conduct business with or engage in any transaction with any obligor that the Seller knows, after reasonable due diligence or after being notified by an originator of a Purchased Asset, (x) is named on any of the Sanctions Lists or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of sanctions imposed by OFAC or any other governmental authority that has jurisdiction over the Seller; (y) is owned ten percent or more, directly or indirectly, or otherwise controlled, by a Person named on any Sanctions List; (ii) if the Seller obtains actual knowledge, after reasonable due diligence, that any obligor is named on any of the Sanctions Lists or that any Person or

Persons on the Sanctions List owns, whether individually or in the aggregate, directly or indirectly, a ten percent or greater interest in, or otherwise controls, the obligor, or the Seller, or any originator, as applicable, Seller will give prompt written notice to the Buyer of such fact or facts; and (iii) the Seller will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement and (y) will, upon the Buyer’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 46.
47.CONTRACTUAL RECOGNITION OF BAIL-IN
    Seller acknowledges and agrees that notwithstanding any other term of this Agreement or any other agreement, arrangement or understanding with Buyer, any of Buyer’s liabilities, as the Bank of England (or any successor resolution authority) may determine, arising under or in connection with this Agreement may be subject to Bail-In Action and Seller accepts to be bound by the effect of:
(a)     any Bail-In Action in relation to such liability, including (without limitation):
(i)    a reduction, in full or in part, of any amount due in respect of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, Seller; and
(iii)    a cancellation of any such liability; and
(b) a variation of any term of this Agreement to the extent necessary to give effect to Bail-In Action in relation to any such liability.
48.CONTRACTUAL RECOGNITION OF UK STAY IN RESOLUTION
(a)~~(vvvvvv)~~ Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination right under this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.
(b)~~(wwwwww)~~ For the purpose of this Section 48, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

49.NOTICE REGARDING CLIENT MONEY RULES.
Buyer, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Buyer from you will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money and will not be subject to the statutory trust provided for under the Client Money Rules.
In particular, Buyer shall not segregate money received by it from you from Buyer money and Buyer shall not be liable to account to you for any profits made by Buyer use as banker of such cash and upon failure of Buyer, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so you will not be entitled to share in any distribution under the Client Money Distribution Rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ROCKET MORTGAGE, LLC, as Seller

By: Name: Title:

BARCLAYS BANK PLC, as Buyer

By: Name: Title:

[Signature Page to Master Repurchase Agreement]

Schedule 1
REPRESENTATIONS AND WARRANTIES RE: LOANS

Eligible Loans
For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to a Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Loan. Seller represents and warrants to Buyer that as to each Loan that is subject to a Transaction hereunder, the Seller hereby makes the following representations and warranties to Buyer as of the Purchase Date and as of each date such Loan is subject to a Transaction:

(a)Loans as Described. The information set forth in the Loan Schedule with respect to the Loan is complete, true and correct in all material respects as of the Purchase Date.
(b)Payments Current. For Loans other than Modified Loans, no payment required under the Loan is [***] or more delinquent nor has any payment under the Loan been [***] or more delinquent at any time since the origination of the Loan.
(c)No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and, other than with respect to Second Lien Loans, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds (for Loans other than Cooperative Loans) has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable and delinquent. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Loan (other than a Second Lien Loan), except for interest accruing from the date of the Note or date of disbursement of the Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest.
(d)Original Terms Unmodified. For Loans other than Modified Loans, the terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian or to such other Person as Buyer shall designate in writing, and the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, if any, to the extent required by the policy, and, with respect to RHS Loans, has been approved by the RHS to the extent required by the Rural Housing Service Guaranty, and its terms are reflected on the Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and with respect to any RHS Loan, the RHS to the extent required by the Rural Housing Service Guaranty, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as Buyer shall designate in writing and the terms of which are reflected in the Loan Schedule.
(e)No Defenses. The Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Loan was originated.

Schedule 1-1

(f)Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property (other than Mortgaged Property subject to a Second Lien Loan) are insured by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or the Seller’s Underwriting Guidelines. With respect to Mortgaged Property subject to a Second Lien Loan, on the origination date such Mortgaged Property was covered by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or the Seller’s Underwriting Guidelines. If required by the Flood Disaster Protection Act of 1973, as amended, ~~each Loan~~the related Mortgaged Property is covered by a flood insurance policy meeting the applicable requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the applicable Agency, FHA, VA, RHS or HUD guidelines or Seller’s Underwriting Guidelines. All individual insurance policies (other than individual insurance policies relating to Second Lien Loans) contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums due and owing thereon have been paid. The Mortgage (other than Mortgages related to Second Lien Loans) obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, to Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller, in any case, to the extent it would impair coverage under any such policy.
(g)Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, anti-predatory lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, equal credit opportunity, mortgage reform and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of such Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller shall maintain in its possession, available for Buyer’s inspection, evidence of compliance with all requirements set forth herein.
(h)No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest), in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination or rescission (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest) other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Loan to fail to satisfy the applicable Agency Guidelines. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor.
(i)Valid Lien. Each Mortgage is a valid and subsisting First Lien (or with respect to a Second Lien Loan, a Second Lien) on a single parcel or multiple contiguous parcels of real estate included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems annexed to

Schedule 1-2

such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Loan, which exceptions are generally acceptable to prudent mortgage lending companies, the exceptions set forth below and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject to:
(i)the lien of current real property taxes and assessments not yet delinquent.
(ii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and
(iii)other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not prevent realization of the full benefits of any Rural Housing Service Guaranty~~.~~; and
(iv)with respect to Second Lien Loans, the related first lien Mortgage.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting, enforceable and First Lien and first priority security interest (or with respect to a Second Lien Loan, Second Lien) on the property described therein and Seller has full right to pledge and assign the same to Buyer.
(j)Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Loan are genuine (or in the case of an eNote, the copy of the eNote transmitted to Custodian’s eVault is the Authoritative Copy), and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by other the applicable related parties. No fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Loan or in any mortgage or flood insurance, if applicable, in relation to such Loan. The Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein.
(k)Full Disbursement of Proceeds. The Loan has been closed and the proceeds of the Loan have been fully disbursed to or for the account of the Mortgagor and there is no further requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage (excluding refunds that may result from escrow analysis adjustments).
(l)Ownership. Seller is the sole owner and holder of the Loan and the indebtedness evidenced by each Note and upon the sale of the Loans to Buyer, Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, Buyer or Buyer’s designee, in trust for the purpose of servicing and supervising the servicing of each Loan. The Loan is not assigned or pledged to a third party, subject to Takeout Commitments, and Seller has good, indefeasible and

Schedule 1-3

marketable title thereto, and has full right to transfer and sell the Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Loan pursuant to this Agreement and following the sale of each Loan, Buyer will hold such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, except any security interest created pursuant to this Agreement, subject to Takeout Commitments.
(m)Doing Business. All parties which have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state, or (E) not otherwise required to be qualified to do business in such state.
(n)Title Insurance. Other than with respect to a Cooperative Loan ~~or a Second Lien Loan~~, the Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans or reverse mortgage loans, as applicable, in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy~~,~~  or with respect to any Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy, wrapper or insurance acceptable to the applicable Agency, FHA, VA, RHS or HUD or (iii) with respect to Second Lien Loans, a property report that includes a title insurance wrapper, and each such title insurance policy or title insurance wrapper is issued by a title insurer acceptable to the applicable Agency, FHA, VA, RHS or HUD and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage in the original principal amount of the Loan, subject only to the exceptions contained in clauses (~~1~~i), (~~2~~ii), (iii) and (~~3~~iv) of paragraph (~~l~~i) of this Schedule 1, and in the case of ~~adjustable rate~~Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.
(o)No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Seller nor any of its predecessors, have waived any default, breach, violation or event which would permit acceleration.
(p)No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal to, the lien of the related Mortgage.

Schedule 1-4

(q)Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except those which are insured against by the related title insurance policy. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.
(r)Origination. The Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Loan commenced no more than 60 days after funds were disbursed in connection with the Loan. The Mortgage Interest Rate as well as the lifetime rate cap and the periodic cap are as set forth on the Loan Schedule, as applicable. The Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each date on which an adjustment to the Mortgage Interest Rate with respect to each Loan becomes effective, with interest calculated and payable in arrears, sufficient to amortize the Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Note is no more than 60 days from the date of the Note.
(s)Payment Provisions. Principal payments on the Loan commenced no more than sixty days after the proceeds of the Loan were disbursed. With respect to each Loan, the Note is payable on the first day of each month in Monthly Payments. The Note does not permit negative amortization. There are no convertible Loans which contain a provision allowing the Mortgagor to convert the Note from an adjustable interest rate Note to a fixed interest rate Note.
(t)Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on a Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Loan will be able to deliver good and merchantable title (subject to in the case of a Second Lien Loan, the first lien Mortgage of the first lien loan related thereto) to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose on the related Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption.
(u)Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices and servicing used by Seller with respect to each Note and Mortgage are in compliance in all material respects with Accepted Servicing Practices and applicable law. The Loan has been serviced by Seller and any predecessor servicer in accordance with the terms of the Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. Each escrow of funds that has been established is not prohibited by applicable law. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid on escrowed funds pursuant to state, federal and local law has been properly paid and credited.
(v)Conformance with Underwriting Guidelines and Agency Guidelines. The Loan was underwritten in accordance with the applicable Agency Guidelines or Underwriting Guidelines. The

Schedule 1-5

Note and Mortgage (exclusive of any riders), except with respect to Second Lien Loans, are on forms similar to those used by or acceptable to the applicable Agency, FHA, VA or HUD, as applicable, and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.
(w)No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (i) above.
(x)Appraisal. Unless the applicable Agency, FHA, VA, RHS or HUD requires otherwise, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit which satisfied the applicable standards of Fannie Mae and Freddie Mac and was made and signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Seller or the originator of the Loan, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Agency, FHA, VA, RHS or HUD and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Loan was originated. Seller makes no representation or warranty regarding the value of the Mortgaged Property or Cooperative Unit.
(y)Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(z)Delivery of Mortgage Documents. The Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial and Disbursement Agreement for each Loan (other than Wet-Ink Loans) have been delivered to the Custodian, except as otherwise provided in the Custodial and Disbursement Agreement. Seller is, or an agent of Seller is, in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial and Disbursement Agreement, except for such documents the originals of which have been delivered to the Custodian and except as otherwise provided in the Custodial and Disbursement Agreement.
(aa)No Buydown Provisions; No Graduated Payments or Contingent Interests. Except for Loans made in connection with employee relocations, no Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. Except for Loans made in connection with employee relocations, the Loan is not a graduated payment Loan and the Loan does not have a shared appreciation or other contingent interest feature. Such employee relocation Loans are identified on the related Loan Schedule.
(bb)    Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials to the extent required by applicable law with respect to the making of fixed rate Loans and adjustable rate Loans and rescission materials with respect to refinanced Loans. Seller shall maintain such statement in the Mortgage File.
(cc)    No Construction Loans. No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property.
(dd)    Acceptable Investment. To Seller’s actual knowledge, there are no specific circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that are reasonably expected to (i) cause private institutional investors which invest in loans similar to the Loan, to regard the Loan as an unacceptable investment, or (ii) adversely affect the value of the Loan in comparison to similar loans.

Schedule 1-6

(ee)    LTV, PMI Policy. Except as approved by one of the Agencies, FHA, VA, RHS or HUD, no Loan (other than a Second Lien Loan) has an LTV greater than 100% and no Second Lien Loan has a combined LTV greater than 90%. If required by the applicable Agency, FHA, VA, RHS or HUD, the Loan is insured by a PMI Policy. All provisions of any PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Loan as set forth on the Loan Schedule is net of any such insurance premium.
(ff)    Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.
(gg)    No Equity Participation. No document relating to the Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller ~~has not financed nor~~ does ~~it~~not own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(hh)    Proceeds of Loan. The proceeds of the Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller, except in connection with a refinanced Loan.
(ii)    Origination Date. Other than with respect to a Modified Loan, the origination date is no earlier than ninety (90) days prior to the related Purchase Date.
(jj)    No Exception. Custodian has not noted any material Exceptions on a Custodial Loan Transmission with respect to the Loan which would materially adversely affect the Loan or Buyer’s interest in the Loan.
(kk)    Occupancy of Mortgaged Property or Cooperative Unit. The occupancy status of the Mortgaged Property or Cooperative Unit is in accordance with Agency Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property or Cooperative Unit and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.
(ll)    Transfer of Loans. Except with respect to Loans registered with MERS and Cooperative Loans, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each Cooperative Mortgage Loan, the UCC-3 assignment is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.
(mm)    Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. With respect to each Loan other than a Cooperative Loan or a Second Lien Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency, FHA, VA, RHS or HUD, as applicable. The consolidated principal amount does not exceed the original principal amount of the Loan.
(nn)    No Balloon Payment. No Loan has a balloon payment feature.
(oo)    Condominiums/ Planned Unit Developments. If the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit

Schedule 1-7

development) such condominium or planned unit development project is (i) acceptable to the applicable Agency, FHA, VA, RHS or HUD or (ii) located in a condominium or planned unit development project which has received project approval from the applicable Agency, FHA, VA, RHS or HUD. The representations and warranties required by the applicable Agency, FHA, VA, RHS or HUD with respect to such condominium or planned unit development have been satisfied and remain true and correct.
(pp)    Downpayment. The source of the down payment with respect to each Loan has been verified in accordance with applicable Agency Guidelines.
(qq)    Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened in writing for the total or partial condemnation of the Mortgaged Property or Cooperative Unit. The Mortgaged Property or Cooperative Unit is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Loan or the use for which the premises were intended and each Mortgaged Property or Cooperative Unit is in good repair.
(rr)    No Violation of Environmental Laws. To the knowledge of Seller, there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. To the knowledge of Seller, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue.
(ss)    Location and Type of Mortgaged Property. Other than with respect to a leasehold estate, the Mortgaged Property is a fee simple property located in the state identified in the Loan Schedule. Any Mortgaged Property that is a leasehold estate meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable. The Mortgaged Property consists of a single parcel or multiple contiguous parcels of real property with a detached single family residence erected thereon, a townhouse, or a Cooperative Unit in a Cooperative Project or a two to four-family dwelling, or an individual condominium in a low rise or high-rise condominium, or an individual unit in a planned unit development or a de minimis planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Agency Guidelines. The Mortgaged Property is not raw land. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and no portion of the Mortgaged Property is storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
(tt)    Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the mortgagee thereunder.
(uu)    Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(vv)    No Denial of Insurance. No action, inaction, or event has occurred and ~~no~~, to the extent required to be maintained under the related Loan, no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, primary mortgage guaranty insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

Schedule 1-8

(ww)    Leaseholds. With respect to any ground lease to which a Mortgaged Property is subject, (1) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the servicing file, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File, (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Purchase Date, (4) the Mortgagor enjoys quiet and peaceful possession of the leasehold estate, subject to any sublease, (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances that, with the passage of time or the giving of notice, or both, would result in a default under such ground lease, (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed, (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Purchase Date pursuant to the terms of such ground lease, (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease, (9) the ground lease term extends, or is automatically renewable, for at least five years after the maturity date of the Note; (10) the Buyer has the right to cure defaults on the ground lease and (11) the ground lease meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable.
(xx)    Prepayment Penalty. No Loan is subject to a prepayment penalty.
(yy)    Predatory Lending Regulations; High Cost Loans. No Loan (i) is classified as a High Cost Loan, or (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions).
(zz)    Tax Service Contract. Except with respect to any Second Lien Loan, Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Loan and such contract is assignable without penalty, premium or cost to Buyer.
(aaa)    Flood Certification Contract. Seller has obtained a life of loan, transferable flood certification contract for each Loan and such contract is assignable without penalty, premium or cost to Buyer.
(bbb)    Recordation. Each original Mortgage was recorded or has been sent for recordation, and, except for those Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded or sent for recordation in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Mortgagor, or is in the process of being recorded.
(ccc)     Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.
(ddd)    Single-Premium Credit Life Insurance. In connection with the origination of any Loan, no proceeds from any Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Seller as a condition of obtaining the extension of credit. No proceeds from any Loan were used at the closing of such loan to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Loan.
(eee)    FHA Mortgage Insurance, VA Loan Guaranty, Rural Housing Service Guaranty. With respect to each Agency Eligible Loan that is an FHA Loan, the FHA Mortgage Insurance Contract is, or when issued will be, in full force and effect and to Seller’s knowledge, there exists no circumstances with respect to such FHA Loan that would permit the FHA to deny coverage under such FHA Mortgage Insurance. With respect to each Agency Eligible Loan that is a VA Loan, the VA Loan Guaranty Agreement is, or when issued will be, in full force and effect. With respect to each Agency Eligible Loan

Schedule 1-9

that is an RHS Loan, the Rural Housing Service Guaranty is, or when issued will be, in full force and effect. All necessary steps on the part of Seller have been taken to keep such guaranty or insurance valid, binding and enforceable and to Seller’s knowledge, each is the binding, valid and enforceable obligation of the FHA, the VA and the RHS, respectively, without currently applicable surcharge, set off or defense.
(fff)    Qualified Mortgage. Each Loan satisfied the following criteria: (i) such Loan (other than a Second Lien Loan or a Jumbo Loan) is a Qualified Mortgage, and (ii) such Loan is supported by documentation that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable.
(ggg)    Borrower Benefit. Each HARP Loan, as of the date of origination, meets the applicable borrower benefit requirements as defined by the applicable Agency subject to any exceptions or variances provided to Seller.
(hhh)    Cooperative Loans. With respect to each Cooperative Loan, Seller represents and warrants:
(1)    the Cooperative Loan is secured by a valid, subsisting, enforceable and perfected first lien on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Loan, subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law. Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to sell and assign the same to Buyer. The Cooperative Unit was not, as of the date of origination of the Cooperative Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.
(2)    (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.
(3)    There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”). The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.
(4)    There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.
(5)    The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii) transact the business in which it is now engaged. The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise,

Schedule 1-10

necessary to entitle it to own its properties and to transact the businesses in which is now engaged.
(6)    The Cooperative Corporation complies in all material respects with all applicable legal requirements. The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.
(7)    The Cooperative Note, the Security Agreement, the Cooperative Shares, the Proprietary Lease or occupancy agreement, and any other documents required to be delivered under the Custodial and Disbursement Agreement for each Cooperative Loan have been delivered to Custodian, except as otherwise provided in the Custodial and Disbursement Agreement.
(8)    The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.
(9)    As of the date of origination of the Cooperative Loan, the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located or as provided in the applicable Agency, FHA, VA, RHS or HUD guidelines.
(ab)RHS Loans. With respect to each RHS Loan:
(1)    All parties which have had any interest in such RHS Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) Rural Housing Service Approved Lenders;
(2)    The Mortgage is guaranteed by the RHS to the maximum extent permitted by law and all necessary steps have been taken to make and keep such guaranty valid, binding and enforceable and the applicable guaranty agreement is the binding, valid and enforceable obligation of the RHS, to the full extent thereof, without surcharge, set-off or defense;
(3)    In the case of an RHS Loan, no claim for guarantee has been filed;
(4)    No Loan is (a) a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA vendee loan;
(5)    Neither Seller, its servicer, nor any prior holder or servicer of the Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the RHS; and
(6)    All actions required to be taken by Seller or the related Qualified Originator (if different from Seller) to cause Buyer, as owner of the RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.
(iii)    CEMA Loans. With respect to each Loan which is a CEMA Loan, Seller or Servicer has possession or control of, and maintains in its Servicing Records, the originals of each promissory note or other evidence of indebtedness related to such CEMA Loan (other than CEMA Consolidated Notes which have been delivered to the Custodian), including, without limitation all previous promissory notes or other evidence of indebtedness referenced in the Consolidation, Extension

Schedule 1-11

and Modification Agreement or CEMA Consolidated Note and any gap, new money or other similar promissory notes or other evidence of indebtedness of the related mortgagor/borrower. The Consolidation, Extension and Modification Agreement complies with all applicable laws and is in a form generally acceptable for sale in the secondary market.
(jjj)    Insured Closing Letter. As of the Purchase Date of each Wet-Ink Loan, an Approved Title Insurance Company has issued to the Seller or Buyer an Insured Closing Letter, copies of which shall be maintained in the possession of Seller and provided to Buyer upon request, if required or in Buyer’s reasonable discretion. Among other things, the Insured Closing Letter covers any losses occurring due to the fraud, dishonesty or mistakes of the Settlement Agent. The Insured Closing Letter inures to the benefit of, and the rights thereunder may be enforced by, the Seller or other Qualified Originator and its successors and assigns, including Buyer. Notwithstanding the foregoing, no Insured Closing Letter shall be required to be provided to the Buyer (a) where title insurance for the applicable Wet-Ink Loan is provided by Amrock and (b) unless the unpaid principal balance of Purchased Assets that constitute Wet-Ink Loans, and regarding which an Insured Closing Letter has not been provided, would exceed [***] of Seller’s Adjusted Tangible Net Worth measured as of the end of Seller’s most recent fiscal quarter.
(kkk)    eNote Legend. If the Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.
(lll)    eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
(i)the eNote bears a digital or electronic signature;
(ii)the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
(iii)there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC or Section 16 of the UETA or Section 7021 of E-Sign, as applicable, that is held in the eVault;
(iv)the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
(v)the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Agent;
(vi)the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;
(vii)the Master Servicer Field status of the eNote on the MERS eRegistry reflects the MERS Org ID of the applicable Seller until being changed in connection with a Transfer of Control to a Seller, a Takeout Investor or a designee of Seller;
(viii)the Subservicer Field status of the eNote on the MERS eRegistry (i) reflects, if there is a third-party subservicer, such subservicer’s MERS Org ID or (ii) if there is not a subservicer, is blank;
(ix)there is no Control Failure, eNote Replacement Failure or Unauthorized Master Servicer or Subservicer Modification with respect to such eNote;
(x)the eNote is a valid and enforceable Transferable Record or comprises a “payment intangible” or a “general intangible” within the meaning of the UCC;

Schedule 1-12

(xi)there is no defect with respect to the eNote that would result in Agent having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record;
(xii)the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote; and
(xiii)Seller has complied in all material respects with the rules and procedures of MERS in connection with the servicing of all Purchased Assets that are registered with MERS and, with respect to Purchased Assets that are eMortgage Loans, the maintenance of the related eNotes on the MERS eRegistry for as long as such Purchased Assets are so registered.
(mmm)    ~~(nnn)~~ Loan-to-Value – Jumbos; Seconds. The Loan-to-Value ratio for each Jumbo Loan and each Second Lien Loan is within the limits set forth in the Underwriting Guidelines, in effect at the time of origination of such Jumbo Loan or Second Lien Loan.

(nnn) ~~(ooo)~~    Mortgaged Properties Located in FEMA-Designated Disaster Areas. With respect to any Mortgaged Property or Cooperative Unit located in a FEMA-designated disaster area, the Seller has obtained a FEMA Property Inspection Report indicating that such Mortgaged Property or Cooperative Unit is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Loan or the use for which the premises were intended and each Mortgaged Property or Cooperative Unit is in good repair.

Schedule 1-13

Schedule 2
Subsidiaries

One Mortgage Holdings, LLC
One Reverse Mortgage, LLC
QL Ginnie EBO, LLC
QL Ginnie REO, LLC
Quicken Loans Co-Issuer, Inc.
RCKT Mortgage SPE-A, LLC

Schedule 2-1

Schedule 12(c)
Litigation

[***]

Schedule 12(c)-1

Schedule 13(i)
Related Party Transactions
[***]

Schedule 13(i)-1

EXHIBIT A

COMPLIANCE CERTIFICATE

1.I, _______________________, _______________________ of Rocket Mortgage, LLC (formerly known as Quicken Loans, LLC) (the “Seller”), do hereby certify that as of the last calendar day of the fiscal [quarter/year] for which financial statements are being provided with this certification:

(i)Seller is in compliance with all provisions and terms of the Master Repurchase Agreement, dated as of [___________], between the [___________] and Seller (as amended, restated, supplemented or otherwise modified from time to time, “Agreement”) and the other Program Documents;

(ii)no Default or Event of Default has occurred and is continuing thereunder which has not previously been disclosed or waived[, except as specified below;] [If any Default or Event of Default has occurred and is continuing, describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto];

(iii)the Seller’s consolidated Adjusted Tangible Net Worth is not less than [***]. The ratio of the Seller’s consolidated Indebtedness to Adjusted Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than [***]. The Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than [***]. If as of the last day of any calendar month within the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification, the Seller’s consolidated Adjusted Tangible Net Worth was less than [***] or the Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], in either case the Seller’s consolidated Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification before income taxes for such fiscal quarter was not less than [***].

(iv)    The detailed summary on Schedule 1 hereto of the Seller’s compliance with the financial covenants in clause (iv) hereof, is true, correct and complete in all material respects.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

A-1-1

IN WITNESS WHEREOF, I have signed this certificate.
Date:             , 201__

ROCKET MORTGAGE, LLC

By:
Name:
Title:

A-1-2

Schedule 1 to Quarterly Certification

Calculation of Financial Covenants as of _______

Liquidity:

Cash	$
plus
Cash Equivalents	$
Total	$
Minimum Liquidity Amount	$[***]
COMPLIANCE	PASS	FAIL

Adjusted Tangible Net Worth:

Consolidated Net Worth (total assets over total liabilities)	$
Less
Book value of all investments in non-consolidated subsidiaries	$
Less
goodwill	$
research and development costs	$
Trademarks	$
trade names	$
Copyrights	$
Patents	$
rights to refunds and indemnification	$
unamortized debt discount and expense	$
[other intangibles, except servicing rights]	$
Total	$
Minimum Adjusted Tangible Net Worth Amount	$[***]
COMPLIANCE	PASS	FAIL

Leverage:

Consolidated Indebtedness	$
Divided by
Adjusted Tangible Net Worth	$
Ratio
Maximum Leverage Amount	[***]
COMPLIANCE	PASS	FAIL

Net Income:

A-1-3

Adjusted Tangible Net Worth as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Cash and Cash Equivalents as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification	[Only applicable if both of the prior two conditions is met.] $

Total
Net Income requirement	$[***]
COMPLIANCE PASS FAIL NOT APPLICABLE

A-1-4

EXHIBIT B

FORM OF INSTRUCTION LETTER

__________ __, 201_
___________________, as Subservicer/Additional Collateral Servicer
____________________
____________________
Attention: _______________

Re:    Master Repurchase Agreement, dated as of [___________], between the [___________] (“Buyer”) and Rocket Mortgage, LLC (formerly known as Quicken Loans, LLC) (the “Seller”)

Ladies and Gentlemen:

As [sub]servicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Assets”) pursuant to that Servicing Agreement, between you and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Seller has sold to Buyer such Eligible Assets pursuant to that certain Master Repurchase Agreement, dated as [___________] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Buyer and the Seller. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.
You agree to service the Eligible Assets in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of the Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between you and Buyer.
Upon your receipt of written notification by Buyer that a Default has occurred under the Agreement and identifying the then-current Eligible Assets (the “Default Notice”), you, as [Subservicer] [Additional Collateral Servicer], hereby agree to remit all payments or distributions made with respect to such Eligible Assets, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:
Bank:         [JP Morgan Chase Bank, New York (Chasus33)]
ABA: [___________]
A/C: [___________]
A/C Name:    [___________]
FFC:        [___________]
FFC A/C:    [___________]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer instructs you in writing otherwise.
You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, you shall (x) follow the instructions of Buyer with respect to the Eligible Assets and deliver to a Buyer any information with respect to the Eligible Assets reasonably requested by such Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between you and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in your favor (or the favor of any third party claiming through you) under any other agreement or arrangement between you and the Seller or otherwise. Notwithstanding anything to the contrary herein or

B-2

in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by you prior to such Event of Default or otherwise owed to you in respect of the period of time prior to such Event of Default.
Notwithstanding anything to the contrary herein or in the Servicing Agreement, with respect to those Eligible Assets marked as “Servicing Released” on Schedule 1 (the “Servicing Released Assets”), you are hereby instructed to service such Servicing Released Assets for a term commencing as of the related Purchase Date and which shall automatically terminate without notice on the Repurchase Date for the relevant Transaction (such term, the “Servicing Term”). The Servicing Term shall terminate upon the occurrence of any of the following events: (i) the occurrence of any event described in Section 18 of the Agreement, (ii) the date on which all the Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity (each, a “Servicing Termination”). In the event of a Servicing Termination, you hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Assets to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee. The transfer of servicing and such records by you shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).
Further, you hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority in your place and stead and in your name or in Buyer’s own name, following any Servicing Termination with respect solely to the Servicing Released Assets that are subject to such Servicing Termination, to direct any party liable for any payment under any such Servicing Released Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on your behalf. you hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Assets.
This instruction letter may not be amended or superseded without the prior written consent of the Buyer. Buyer is a beneficiary of all rights and obligations of the parties hereunder.

[NO FURTHER TEXT ON THIS PAGE]

B-2

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [__________].

Very truly yours,

ROCKET MORTGAGE, LLC

By:_______________________________
Name:
Title:

Acknowledged and Agreed as of this __ day of ___________, 201__:

[SUBSERVICER] [ADDITIONAL COLLATERAL SERVICER]

By:________________________________
Name:
Title:

B-2

EXHIBIT C

BUYER’S WIRE INSTRUCTIONS

For Cash:    Bank:    Bank of New York Mellon
ABA Number:    [***]
DDA Number:    [***]
Account Name:    BBPLC LNBR Firm Cash W/H Gest USD
Ref:    Rocket Mortgage Warehouse
Attention:    Whole Loan Operations

C-1

EXHIBIT D

FORM OF SECURITY RELEASE CERTIFICATION

September 4, 2020
[___________]
[___________]
[___________][___________]
    Re:    Security Release Certification

In accordance with the provisions below and effective as of ___[DATE]________ [ ] (“[ ]”) hereby relinquishes any and all right, title and interest it may have in and to the Loans described in Annex A attached hereto upon purchase thereof by the [___________] (“Buyer”) from the Seller named below pursuant to that certain Master Repurchase Agreement, dated as of [___________] (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) as of the date and time of receipt by [ ] of an amount at least equal to the amount then due to [ ] as set forth on Annex A for such Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Loans have been delivered and shall be released to the Seller named below or its designees as of the Date and Time of Sale. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Name and Address of Lender:

        [Custodian]
        [ ]
        For Credit Account No. [ ]
        Attention: [ ]
        Phone: [ ]
        Further Credit – [ ]

[NAME OF WAREHOUSE LENDER]

By:________________________________
Name:
Title:

E-1

The Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Loans to Buyer, the security interests in the Loans released by the above named corporation comprise all security interests in any and all such Loans. The Seller warrants that, as of such time, there are and will be no other security interests in any or all of such Loans.

ROCKET MORTGAGE, LLC

                        By:__________________________________
                        Name:
                        Title:

E-2

ANNEX TO SECURITY RELEASE CERTIFICATION
[List of Loans and amounts due]